                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT


                                  dated as of


                               December 6, 1995,


                                     among


                         The Shareholders whose names
                     appear on the signature pages hereto


                                  as Sellers



                                      and


                  Wyle Electronics, a California corporation

                                   as Buyer

                               TABLE OF CONTENTS
                               -----------------

SECTION                                                         PAGE
-------                                                         ----
        Recitals                                                   1

ARTICLE I
              DEFINITIONS/PURCHASE & SALE/CLOSING............      1
       1.1    Definitions....................................      1
       1.2    Transfer of Stock by Sellers...................      9
       1.3    Purchase of the Stock by Buyer/
              Purchase Price.................................      9
       1.4    The Closing....................................     10
       1.5    Balance Sheet Adjustment.......................     10
       1.6    Earnout Payment................................     12
       1.7    Accounts and Notes Receivable Adjustment.......     16
       1.8    Payment by Sellers.............................     17

ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF SELLERS......     17
       2.1    Organization and Related Matters...............     17
       2.2    Stock..........................................     18
       2.3    Financial Statements; Changes; Contingencies...     19
       2.4    Tax and Other Returns and Reports..............     20
       2.5    Material Contracts.............................     21
       2.6    Real and Personal Property; Title to
              Property; Leases...............................     22
       2.7    Intangible Property............................     22
       2.8    Authorization; No Conflicts....................     23
       2.9    Legal Proceedings and Certain Labor Matters....     23
       2.10   Records........................................     24
       2.11   Sufficiency of Assets..........................     24
       2.12   Insurance......................................     24
       2.13   Permits........................................     24
       2.14   Compliance with Law............................     24
       2.15   Dividends and Other Distributions..............     25
       2.16   Employee Benefits..............................     25
       2.17   Certain Interests..............................     28
       2.18   Intercompany Transactions......................     28
       2.19   No Brokers or Finders..........................     28
       2.20   Customers and Suppliers........................     29
       2.21   Sellers' Investment Representation.............     29

ARTICLE IIA
              REPRESENTATIONS AND WARRANTIES OF SELLERS......     29
       2A.1   Organization and Related Matters...............     29
       2A.2   Stock..........................................     29
       2A.3   Authorization; No Conflicts....................     30
       2A.4   Sellers' Investment Representation.............     30

ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF BUYER........     31
       3.1    Organization and Related Matters...............     31
       3.2    Authorization..................................     31
       3.3    No Conflicts...................................     31
       3.4    No Brokers or Finders..........................     32
       3.5    Legal Proceedings..............................     32
       3.6    Buyer's Stock..................................     32
       3.7    Investment Representation......................     32

ARTICLE IV
              COVENANTS WITH RESPECT TO CONDUCT OF THE
              COMPANIES AND THEIR SUBSIDIARIES PRIOR TO
              CLOSING........................................     33
       4.1    Access.........................................     33
       4.2    [Omitted]......................................     33
       4.3    Conduct of Business............................     33
       4.4    Notification of Certain Matters................     34
       4.5    Permits and Approvals..........................     35
       4.6    Preservation of Business Prior to Closing
              Date...........................................     35
       4.7    Government Filings.............................     35
       4.8    Elimination of Intercompany and Affiliate
              Liabilities....................................     35
       4.9    Pension Plan...................................     36
       4.10   Opinions.......................................     36

ARTICLE V
              ADDITIONAL CONTINUING COVENANTS................     36
       5.1    Noncompetition.................................     36
       5.2    Nondisclosure of Proprietary Data..............     37
       5.3    Tax Cooperation................................     37
       5.4    Representatives................................     38
       5.5    Preparation and Filing of Tax Returns..........     38
       5.6    Allocation of Tax Liability....................     40
       5.7    Consistency; Amended Returns...................     40
       5.8    Section 338 and Comparable Elections...........     41
       5.9    Name Change....................................     41
       5.10   Conduct of Business on Closing Date............     41
       5.11   Health Plan....................................     42
       5.12   Releases.......................................     42

ARTICLE VI
              CONDITIONS OF PURCHASE.........................     42
       6.1    General Conditions.............................     42
       6.2    Conditions to Obligations of Buyer.............     43
       6.3    Conditions to Obligations of Sellers...........     44

ARTICLE VII

              TERMINATION OF OBLIGATIONS; SURVIVAL...........     45
       7.1    Termination of Agreement.......................     45
       7.2    Effect of Termination..........................     45
       7.3    Survival of Representations and Warranties.....     46

ARTICLE VIII
              INDEMNIFICATION................................     46
       8.1    Indemnification by Sellers.....................     46
       8.2    Indemnification by Buyer.......................     48
       8.3    Certain Tax Matters............................     48
       8.4    Losses Net of Insurance Benefit................     51
       8.5    Procedures Relating to Indemnification.........     51
       8.6    Survival.......................................     52
       8.7    Escrow.........................................     53

ARTICLE IX
              GENERAL........................................     53
       9.1    Amendments; Waivers............................     53
       9.2    Schedules; Exhibits; Integration...............     53
       9.3    Best Efforts; Further Assurances...............     53
       9.4    Governing Law/Jurisdiction.....................     54
       9.5    Assignment.....................................     54
       9.6    Headings.......................................     54
       9.7    Counterparts...................................     55
       9.8    Publicity and Reports..........................     55
       9.9    Parties in Interest............................     55
       9.10   Notices........................................     55
       9.11   Expenses.......................................     56
       9.12   Remedies; Waiver...............................     56
       9.13   Attorney's Fees................................     57
       9.14   Specific Performance...........................     57
       9.15   Arbitration....................................     57

                                   EXHIBITS

EXHIBIT A     Restricted Stock Agreement
EXHIBIT B     Escrow Agreement
EXHIBIT C     Form of Opinions of Counsel
EXHIBIT D     Employment Agreement
EXHIBIT E     Investment Representation and Certification


                                   SCHEDULES

SCHEDULE 1.2       Stock List
SCHEDULE 1.3(a)    Individual Cash Amounts
SCHEDULE 1.3(b)    Individual Amounts of Buyer's Shares
SCHEDULE 1.5(b)    Modifying Principles for Modified GAAP
SCHEDULE 1.5(d)    Sellers' Percentages
SCHEDULE 1.3(a)(1) Noncompetition Amounts
SCHEDULE 2.1       Subsidiaries List, Officers and Directors
SCHEDULE 2.2       Equity Securities of Companies
SCHEDULE 2.3(a)    List of Audited Financial Statements Delivered to Buyer
SCHEDULE 2.3(b)    List of Unaudited Financial Statements Delivered to Buyer
SCHEDULE 2.3(c)    Material Adverse Changes
SCHEDULE 2.4       Tax List
SCHEDULE 2.5       Material Contract List
SCHEDULE 2.6       Matters Affecting Material Assets or Properties
SCHEDULE 2.7       Intangible Property List
SCHEDULE 2.9       Legal Proceedings of Sellers
SCHEDULE 2.12      Insurance List
SCHEDULE 2.16(a)   Employee Benefit Plan Lists
SCHEDULE 2.16(b)   Stock Bonus, Pension, or Profit-Sharing Plans
SCHEDULE 2.16(c)   Plans Subject to Title IV of ERISA
SCHEDULE 2.17      Certain Interests
SCHEDULE 2.18      Intercompany Transactions
SCHEDULE 2.20      Customer List
SCHEDULE 3.5       Litigation (Buyer)
SCHEDULE 4.3       Conduct of Business
SCHEDULE 4.5       Approvals and Permits
SCHEDULE 4.8       Liabilities and Obligations to be Terminated
SCHEDULE 5.12      Releases
SCHEDULE 6.2(j)    Lease Terms
SCHEDULE 6.2(l)    Conditions to Closing

                           STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement is entered into as of December 6, 1995, among Wyle Electronics, a California corporation ("Buyer"), and Gerhard Bacharach, Credit Shelter Trust - Gerhard Bacharach, Credit Shelter Trust - Hannah Bacharach, Mitchell A. Bacharach, Shorana Bacharach Schlussel and Dov S. Bacharach (collectively, the "U.S. Sellers"), and Hanbet LLC, a New Jersey limited liability company ("Hanbet"), Godfrey Palmer, John Halton, Neville Milward (together with Godfrey Palmer and John Halton, the "U.K. Managers"), Michel Risser, Mark Risser and Loic Leverdier (together with Michel Risser and Mark Risser, the "French Managers," and collectively, with the U.S. Sellers, Hanbet and the U.K. Managers, the "Sellers").


                                R E C I T A L S

          WHEREAS, the Sellers together own, directly or indirectly, all of the outstanding capital stock of Sylvan Ginsbury Ltd., a New Jersey corporation ("Ginsbury U.S."), Ginsbury Electronic GmbH, a German corporation ("Ginsbury Germany"), Ginsbury Electronique S.A., a French corporation ("Ginsbury France"), Ginsbury Electronic (Scandinavia) A.B., a Swedish corporation ("Ginsbury Sweden"), and Ginsbury (U.K.) Ltd., a United Kingdom corporation ("Ginsbury U.K." and, together with Ginsbury U.S., Ginsbury Germany, Ginsbury France and Ginsbury Sweden, the "Companies"); and

          WHEREAS, the Sellers desire to sell, and Buyer desires to buy, all of the outstanding capital stock of the Companies (other than capital stock of Ginsbury France owned by Ginsbury Germany).


                               A G R E E M E N T

          In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:


                                   ARTICLE I
                      DEFINITIONS/PURCHASE & SALE/CLOSING


          1.1   DEFINITIONS.
                -----------

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

          "Action" means any action, complaint, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Agreement" means this Agreement by and among Buyer and Sellers as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Associate" of a Person means

          (i) a corporation or organization (other than the Companies or a party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

          (iii) any spouse or other immediate family member of such person or any immediate family member of such spouse.

          "Auditors" means Spitz, Friedman & Libien, P.C., independent public accountants to the Companies.

          "Business" means the business of the Companies and the Subsidiaries (it being understood that "Business" excludes the Excluded Businesses).

          "Buyer's Accountants" means Arthur Andersen LLP.

          "Buyer's Shares" means restricted shares of Buyer's Common Stock, which shares shall be subject to the terms and conditions set forth in Exhibit A.

          "Cash Purchase Price" has the meaning set forth in Section 1.3.

          "Closing" means the consummation of the purchase and sale of the Stock under this Agreement.

          "Closing Date" means the date of the Closing.

          "Closing Date Net Assets" means the Net Assets as of the Closing Date reflected on the Final Balance Sheet, as adjusted to reflect the write-up or write-down of any assets to reflect a new basis of accounting following the Closing.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Companies" means Ginsbury U.S., Ginsbury Germany, Ginsbury France, Ginsbury Sweden and Ginsbury U.K.

          "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "Current Liabilities" means accounts payable, accrued expenses and taxes (excluding income and franchise taxes that are classified as current liabilities under GAAP).

          "Earnout Year" means any of the first four consecutive calendar years beginning on the Closing Date, with the first such year beginning on the Closing Date and ending on December 31, 1996.

          "EBIT of the Ginsbury Division" means revenues attributable to sales of products and services by the Ginsbury Division, less (a) the cost of such sales (which in the case of inventory of Buyer, means Buyer's cost of such inventory) and (b) selling, general and administrative expenses attributable to the Ginsbury Division (including the direct cost of services provided by Liberty Contract or any other division of Buyer to Ginsbury in support of such sales). "EBIT of the Ginsbury Division" shall not include interest, taxes, the amortization of goodwill, extraordinary gains or losses, or any allocation for general corporate overhead of Buyer. EBIT of the Ginsbury Division for the first Earnout Year shall be annualized based on the number of days elapsed in such year.

          "EBIT Threshold" means, with respect to any Earnout Year, an amount equal to 22% of the average of the Quarterly Net Assets of the Ginsbury Division for such Earnout Year, plus the amount of any increase pursuant to Section 1.6(f).

          "Employment Agreement" means the Employment Agreement, to be dated as of the Closing Date, between Buyer and Dov Bacharach, in substantially the form attached hereto as Exhibit "D."

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions generally arising under any applicable Law (other than through violations of Law or third party rights due to any actions by any Seller, Company or Subsidiary).

          "Environment" means any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments and biota.

          "Environmental Law" means any Law relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

          "Escrow Agreement" means the Escrow Agreement, to be dated as of the Closing Date, among Sellers named therein, Buyer and Chemical Bank, as escrow agent (the "Escrow Agent"), in substantially the form attached hereto as Exhibit B.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "ERISA Affiliate" has the meaning set forth in Section 2.16(c).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Businesses" means Ginsbury Electronic Inc., a Delaware corporation, Ginsbury FSC, Inc., a Barbados corporation, Ginsbury Electronic Ltd., a United Kingdom corporation, and Beam Companies Ltd., a United Kingdom corporation.

          "Final Determination" means, with respect to any United States federal Tax Liability for which indemnification is sought under Section 8.3(a) or
Section 8.3(b), (i) a final, unappealable decision by a court of competent jurisdiction; (ii) the expiration of the statute of limitations for claiming a refund or, if a refund claim has been timely filed, the expiration of the time for instituting suit in respect of such refund claim; (iii) the execution by or on behalf of the taxpayer and the IRS of a closing agreement under Section 7121 of the Code; or (iv) any other final and irrevocable determination of such Tax Liability, including, without limitation, execution of Form 870-AD (or its successor). In the context of foreign, state or local Taxes for which indemnification is sought under the foregoing sections of this Agreement, "Final Determination" shall mean any event with similar final effect; provided, however, that if the meaning of this term shall be unclear under foreign, state or local law, it shall mean any final unappealable and irrevocable determination of such Tax Liability.

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Ginsbury Division" means the Business, which shall be operated as a division of Buyer following the Closing.

          "Good Reason" means the failure by Buyer to fulfill its obligations in all material respects under the Employment Agreement and under this Agreement, to the extent not remedied promptly after receipt of written notice by Dov Bacharach specifying the failure by Buyer.

          "Goodwill Adjustment Amount" means $800,000 for Earnout Year one and $900,000 for Earnout Years two, three and four.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances under applicable Environmental Laws by reason of a substance's ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or leachability.

          "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

          "IRS" means the Internal Revenue Service of the United States or any successor entity.

          "Just Cause" means that Buyer, acting in good faith based upon the information then known to Buyer, determines that Dov Bacharach has: (iv) failed to fulfill his obligations in all material respects under the Employment Agreement and under this Agreement, to the extent not remedied promptly after receipt of written notice by Buyer specifying the failure by Dov Bacharach; or
(v) been convicted of a crime involving moral turpitude.

          "Law" means any constitutional provision, statute or other law, rule, or regulation of any Governmental Entity and any Order.

          "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

          "Mark" means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.

          "Material Contract" means Contracts deemed material by Section 2.5.

          "Net Assets" means the total assets (excluding any goodwill, cash and cash equivalents) minus the Current Liabilities of the Ginsbury Division as reflected on its balance sheet as of the end of each quarter following the Closing, which balance sheet shall be prepared in accordance with GAAP consistently applied.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "Overlap Period" means any taxable period beginning on or before and ending after the Closing Date.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Post-Closing Tax Period" means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Overlap Period beginning immediately after the Closing Date and ending at the close of the last day of such Overlap Period.

          "Pre-Closing Tax Period" means (i) any taxable period ending at or before the close of the Closing Date and (ii) the portion of any Overlap Period beginning on the first day of such Overlap Period and ending at the close of the Closing Date.

          "Principal Sellers" means Gerhard Bacharach, Dov Bacharach and Hanbet LLC.

          "Purchase Price" means (i) the Cash Purchase Price, reduced by $754,000, plus or minus (ii) the amount of any adjustment pursuant to Section
          -------------
1.5, minus (iii) the amount of any adjustment pursuant to Section 1.7, plus (iv)
     -----                                                             ----
the amount of any earnout payments pursuant to Section 1.6, plus (v) the amount
                                                            ----
of any funds (excluding interest) distributed to certain Sellers pursuant to the terms of the Escrow Agreement, plus (vi) the value of Buyer's Shares issued to
                               ----
Sellers (based on the average closing price referred to in Section 1.3).

          "Purchase Price Net Assets" means $33,000,000, plus any amount paid by Buyer to Sellers pursuant to Section 1.5(a), or minus any amount paid by Sellers to Buyer pursuant to Section 1.5(a).

          "Quarterly Net Assets" means as of the end of any fiscal quarter during an Earnout Year, an amount equal to (a) the Purchase Price Net Assets, increased by (b) the amount, if any, equal to the excess of the Net Assets as of such quarter-end over the Closing Date Net Assets, or decreased by (c) the amount, if any, equal to the excess of the Closing Date Net Assets over the Net Assets as of such quarter-end.

          "SEC" means the Securities and Exchange Commission or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Stock" means all of the outstanding capital stock or share capital of the Companies.

          "Subsidiary" means any Person in which any of the Companies has a direct or indirect equity or ownership interest in excess of 5%, other than the Excluded Businesses.

          "Tax" means any foreign, federal, state, county or local income, sales and use, value added, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

          "Tax Arbitrator" means a nationally recognized accounting firm that represents neither Sellers nor Buyer nor any Affiliate of any party. Sellers and Buyer hereby designate Price Waterhouse LLP to act as Tax Arbitrator, unless it is later disqualified by reason of establishing a relationship with any party or an Affiliate of any party. In the event it is so disqualified or otherwise fails to serve, the parties shall promptly designate a replacement Tax Arbitrator in accordance with the provisions of the third paragraph of Section 1.5(c).

          "Tax Liabilities" means (i) all liabilities for Taxes and (ii) all reasonable out-of-pocket costs and expenses related thereto incurred as a result of the commencement of a Tax Proceeding (including, without limitation, reasonable attorneys' and accountants' fees), but excluding costs and expenses incurred by the indemnified party or any Affiliate where the indemnifying party has elected to assume control of a Tax Proceeding or where the indemnifying party and indemnified party share joint control of a Tax Proceeding under
Section 8.3(f).

          "Tax Proceeding" means any audit, other administrative proceeding or judicial proceeding involving Taxes.

          "Tax Reserve" means the amount of all Taxes reflected as a liability on the Final Balance Sheet.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes any of the Companies or any of the Subsidiaries.

          "Transfer Tax" means any foreign, federal, state, county, or local sales and use, value added, excise, personal property, stamp, stamp duty reserve, documentary or other transfer tax or fee imposed on the sale or transfer of the Stock, whether imposed on the Buyer, the Sellers, the Companies or any Subsidiary, and any income or capital tax imposed on the Sellers, as a result of the transfer of the Stock from the Sellers to the Buyer.

          "Trusts" means the Credit Shelter Trust - Gerhard Bacharach and the Credit Shelter Trust - Hannah Bacharach.

          1.2   TRANSFER OF STOCK BY SELLERS.
                ----------------------------

          Subject to the terms and conditions of this Agreement, each Seller agrees to sell the Stock listed beside that Seller's name on Schedule 1.2 and deliver the certificates (or other documentation required to transfer the Stock in the jurisdictions where the Companies are incorporated) evidencing the Stock to Buyer at the Closing, and to cause such certificates to be endorsed properly for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee(s) as Buyer may have directed at least three business days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Companies. Each Seller will pay any Transfer Taxes with respect to the transfer of that Seller's Stock. Each Principal Seller shall cause each other Seller to perform its obligations under this Section 1.2.

          1.3   PURCHASE OF THE STOCK BY BUYER/PURCHASE PRICE.
                ---------------------------------------------

          Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Stock from Sellers and: (i) to pay an aggregate of $28,254,000 in cash (the "Cash Purchase Price") to Sellers at the Closing in funds immediately available in the individual amounts set forth on Schedule 1.3(a) attached hereto; (ii) to pay an aggregate of $100,000 in cash to Sellers at Closing in funds immediately available in the individual amounts set forth in Schedule 1.3(a)(1) attached hereto in consideration for the covenants of Sellers in
Section 5.1; (iii) to transfer an aggregate of $2,500,000 in cash to the Escrow Agent under the Escrow Agreement; (iv) to issue and deliver to Sellers, as additional purchase price, in the individual amounts set forth on Schedule 1.3(b) hereto the number of Buyer's Shares having an aggregate value, based on the average closing price of the Common Stock as reported by the New York Stock Exchange on the 20 trading days immediately prior to the Closing Date, of $3,000,000; and (v) to pay, as additional purchase price, the additional amounts, if any, of up to $5,000,000 pursuant to Section 1.6 below.

          1.4   THE CLOSING.
                -----------

          The Closing shall take place on the third business day after the satisfaction of the conditions in Section 6.1(b) of Article VI (but in no event earlier than January 4, 1996). The parties shall use their best efforts to effectuate the Closing by January 31, 1996.

          1.5   BALANCE SHEET ADJUSTMENT.
                ------------------------

                (a) Adjustment.  The Cash Purchase Price shall be
                    ----------
adjusted as follows:

                   (i) If $5,706,554 (the "Base Amount") exceeds the amount of the adjusted combined/consolidated net worth of the Companies and their Subsidiaries determined in accordance with Section 1.5(b) (the "Adjusted Net Worth"), the Cash Purchase Price shall be reduced by an amount equal to that excess.

                   (ii) If the amount of the Adjusted Net Worth exceeds the Base Amount, the Cash Purchase Price shall be increased by an amount equal to that excess.

                (b) Determination.  The Adjusted Net Worth shall be determined
                    -------------
as of the close of business on the day of the Closing (the "Determination
Time") on the basis of the combined/consolidated balance sheet of the Companies and their Subsidiaries as of the Determination Time (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared by the Principal Sellers in accordance with the principles used in the preparation of the September 30, 1995 balance sheet referred to in Section 2.3(b), as modified by the principles set forth on
Schedule 1.5(b) (as modified, "Modified GAAP"), and shall be reported upon by the Auditors. The Sellers shall pay the fees and expenses of the Auditors. The Final Balance Sheet shall reflect an accrual for taxes payable in an amount equal to the taxes payable reflected on the September 30, 1995 balance sheet referred to in Section 2.3(b), as adjusted in the good faith determination of the Principal Sellers, to reflect ordinary accruals for Taxes payable in connection with the operation of the Business between September 30, 1995 and the Closing Date and Taxes paid during that period; the Final Balance Sheet shall not reflect any tax assets.

                (c) Procedures. The Principal Sellers shall engage the Auditors
                    ----------
to examine the Final Balance Sheet and shall use all reasonable efforts to deliver, or cause to be delivered, to the Buyer the Final Balance Sheet within 90 days after the Closing, together with a report of the Auditors thereon (the "Report"): (a) setting forth the amount of the Adjusted Net Worth reflected in the Final Balance Sheet; (b) stating that (i) the examination has been made in accordance with generally accepted auditing standards and (ii) the Final Balance Sheet has been prepared in conformity with Modified GAAP; and (c) setting forth the amount of any required adjustment to the Cash Purchase Price under this
Section 1.5. During the period from the Closing until the date of delivery of the Final Balance Sheet, the Buyer shall give the Principal Sellers and the Auditors such assistance and access during normal business hours to the books and records of the Companies and their Subsidiaries as the Principal Sellers and the Auditors shall reasonably request to enable them to prepare and examine, respectively, the Final Balance Sheet. The Auditors shall provide Buyer's Accountants with reasonable notice of, and shall permit Buyer's Accountants to observe, the physical inventory count and cut-off tests forming the basis for the Final Balance Sheet. The Principal Sellers and the Auditors shall give the Buyer and Buyer's Accountants such access during normal business hours to their books and records and the working papers of the Auditors as the Buyer and Buyer's Accountants shall reasonably request.

          If the Buyer delivers to the Principal Sellers, within 60 days after the Buyer's receipt of the Final Balance Sheet and the Report, a written notice (the "Dispute Notice") that it disputes any item (a "Disputed Item") in the Final Balance Sheet or the Report, the Disputed Item or Items shall be resolved in the manner set forth in the following paragraph. If the Buyer does not deliver the Dispute Notice to the Principal Sellers within that 60-day period, the Final Balance Sheet and the Report shall be final, binding and conclusive on the parties. For the purpose of the Buyer's review of the Final Balance Sheet, the parties agree that subsequent events and transactions occurring during the Buyer's 60-day review period may be considered by the Buyer in determining the appropriate amounts to be reflected in the Final Balance Sheet.

          If the Principal Sellers and the Buyer are unable to resolve any Disputed Item or Items within 30 days after the Principal Sellers' receipt of the Dispute Notice, the Disputed Items shall be referred for final determination to Price Waterhouse LLP, or, if such firm is unable or unwilling to make such final determination, to such other independent accounting firm as the Buyer and the Principal Sellers shall mutually designate. If the parties are unable mutually to agree on the designation of such a firm, either the Principal Sellers or the Buyer may at any time request that the president of the American Arbitration Association designate a nationally recognized accounting firm for this purpose. Any determination by such firm with respect to any Disputed Item or Items shall be final, binding and conclusive on the parties. The cost of such firm shall be borne 50% by the Buyer and 50% by the Sellers.

          (d) Payment.  Within 10 days after the Final Balance Sheet and the
              -------
Report shall have become final, binding and conclusive on the parties, or, if there are any Disputed Items, within 10 days after the resolution of all Disputed Items becomes final, binding and conclusive on the parties, (i) the Principal Sellers shall cause each Seller to pay the Buyer the percentage set forth beside that Seller's name on Schedule 1.5(d) of the amount, if any, by which the Base Amount exceeds the Adjusted Net Worth or (ii) the Buyer shall pay each Seller that percentage of the amount, if any, by which the Adjusted Net Worth exceeds the Base Amount. Any payment under this Section 1.5(d) shall be made by wire transfer of immediately available funds, to accounts previously designated by notice given in writing by the Buyer to the Principal Sellers (in the case of payment to the Buyer) or by the Principal Sellers to the Buyer (in the case of payment to the Sellers), and shall be accompanied by payment of an amount in the nature of simple interest at the rate of 8% a year on the amount of that payment from the date of the Closing to the date of payment.

    1.6   EARNOUT PAYMENT.
          ---------------

          (a) Payment Requirement.  For each of the four Earnout Years following
              -------------------
the Closing, after the end of each Earnout Year, as an additional amount to be paid for the Stock purchased by Buyer from Sellers, Buyer shall pay to Sellers an "Earnout Payment" if, but only if, (a) EBIT of the Ginsbury Division for such Earnout Year exceeds the EBIT Threshold for such Earnout Year and (b) 50% of such excess exceeds the Goodwill Adjustment Amount for such Earnout Year.

          (b)  Earnout Payment Amount.  The Earnout Payment for such Earnout
               ----------------------
Year shall be the lesser of (a) an amount equal to (x) 50% of the excess of EBIT of the Ginsbury Division for such Earnout Year over the EBIT Threshold for such Earnout Year, minus (z) the Goodwill Adjustment Amount for such Earnout Year (the "Adjusted Earnout") or (b) $2.5 million. Notwithstanding any other provision in this Agreement, the maximum aggregate amount of Earnout Payments payable hereunder during the four Earnout Years is $5 million.

          (c) Calculation/Operation of the Ginsbury Division.  The calculation
              ----------------------------------------------
of EBIT of the Ginsbury Division pursuant to this Section 1.6 shall be made in accordance with generally accepted accounting principles consistently applied in accordance with the past practices of Buyer with respect to its operating divisions. During the period that the Earnout Payments are being determined, Buyer will cause the Business to be accounted for, in substance, as a separate entity and, to the extent practicable, maintain books and records and an accounting system as if the Ginsbury Division were a separate entity. Dov Bacharach shall serve as Vice President of Buyer and as President of the Ginsbury Division pursuant to the terms of the Employment Agreement attached hereto as Exhibit D. The Ginsbury Division shall be an operating unit of Buyer having a level of autonomy consistent with the other operating units of Buyer. Dov Bacharach shall have a level of management control over the operations of the Ginsbury Division that is consistent with the management control exercised by the Presidents of the other operating units of Buyer.

          (d) Timing of Payment; Settlement of Disputes.  Buyer will deliver to
              -----------------------------------------
the Principal Sellers its calculation of EBIT of the Ginsbury Division, certified by its Chief Financial Officer, to Sellers within 90 days after the end of each Earnout Year (the "Earnout Payment Date"), together with any Earnout Payment required by such calculation to be paid by wire transfer of immediately available funds to accounts designated by the Sellers (in the individual percentages set forth in Schedule 1.5(d)). Buyer shall from time to time give the Principal Sellers and the Auditors access during normal business hours to the books and records of the Ginsbury Division as the Principal Sellers shall reasonably request to enable them to review the calculation of EBIT of the Ginsbury Division. If the Principal Sellers fail to notify Buyer in writing, within ten business days following delivery of the calculation of EBIT of the Ginsbury Division, of any objections to such calculation, the Principal Sellers' failure to so object during such ten business day period shall constitute approval of such calculations. If the Principal Sellers timely object, Buyer and the Principal Sellers shall use their best efforts to resolve any differences with respect to such calculations. In the event Buyer and the Principal Sellers are unable to reach agreement within 30 days after Buyer's receipt of the notice of objection, then either Buyer or the Principal Sellers shall have the right to cause Price Waterhouse LLP (the "Reviewer") to perform a review (the "Review") of the calculations and resolve such dispute. Such firm shall act as arbitrator, and its conclusions shall be conclusive hereunder, absent fraud or manifest error. Buyer shall pay 50% of the fees and expenses in performing the Review, and the Sellers shall pay the remaining 50% of such fees and expenses. Any upward adjustment to the Earnout Payments due pursuant to this
Section 1.6 made as a result of the Review shall be paid promptly by Buyer by wire transfer of immediately available funds to accounts designated by the Sellers. Any downward adjustment made with respect to such Earnout Year as a result of such determination shall be refunded promptly by the Sellers by wire transfer of immediately available funds to an account designated by Buyer.

          (e) Excess of Adjusted Earnout.  If, in any Earnout Year, the Adjusted
              --------------------------
Earnout exceeds $2.5 million, then the maximum of $2.5 million shall be paid pursuant to Section 1.6(a) above and the excess shall not be carried forward or credited in any subsequent year.

          (f) Shortfall of EBIT.  If in any Earnout Year the EBIT Threshold
              -----------------
exceeds the EBIT of the Ginsbury Division, then the EBIT Threshold for the following Earnout Year shall be increased by an amount equal to 50% of such excess.

          (g) Prepayment Right.  Buyer shall be entitled to prepay the earnout
              ----------------
obligations under this Section 1.6 without further obligation or liability to Sellers.

          (h) Acceleration of Earnout.  If, during any Earnout Year, (x) Buyer
              -----------------------
sells all or substantially all of the assets of the Ginsbury Division (a "Transaction") to a third party or (y) Dov Bacharach terminates his employment for Good Reason or the Buyer terminates his employment without Just Cause, then Buyer shall pay, within ten days of the closing of such Transaction or the termination of employment, the difference between $5 million and the aggregate amount of Earnout Payments made prior to such closing or termination by wire transfer of immediately available funds to accounts designated by the Sellers; provided, however, that if the Transaction or termination of employment occurs
--------  -------
in the fourth Earnout Year and such difference equals or exceeds $2.5 million, then Sellers shall be entitled to $2.5 million and shall not be entitled to any amounts in excess of $2.5 million. Upon any payment under this Section 1.6(h), the obligations contained in this Section 1.6 shall terminate.

          (i) Equitable Adjustment.  The parties hereto acknowledge and agree
              --------------------
that during the Earnout Years, if Buyer expands the business of its other divisions in any manner that materially adversely affects the existing base of business of the Ginsbury Division, Buyer and Sellers agree that an appropriate equitable adjustment shall be made, as shall be mutually reasonably agreed upon by Buyer and the Principal Sellers, in the calculation of the EBIT Threshold so that the Sellers are not deprived of the benefits bargained for by them under this Section 1.6. In no event shall an adjustment be made which would obligate Buyer to make a payment to Sellers of more than $2.5 million for any Earnout Year or more than $5.0 million in the aggregate for all Earnout Years. In the event Buyer and the Principal Sellers are unable to reach agreement as to the equitable adjustment of the EBIT Threshold, Buyer or the Principal Sellers shall have the right to cause the Reviewer to determine an equitable adjustment of the EBIT Threshold (the "Adjustment"). The Reviewer's determination shall be final and binding on the parties. Buyer shall pay 50% of the fees and expenses of the Reviewer in determining the Adjustment, and Sellers shall pay the remaining 50% of such fees and expenses. Subject to the foregoing, Buyer may, without causing an equitable adjustment pursuant to this clause, conduct its business in any commercially reasonable manner as the Board of Directors of Buyer deems appropriate, including, without limitation, the hiring, laying off or retiring of employees, the borrowing of moneys and the incurrence of liabilities or indebtedness, the acquisition or commencement of new businesses or the rendition of new services, and Buyer may generally take actions as the Board of Directors of Buyer deems to be in the best interests of Buyer, even though such actions may affect EBIT of the Ginsbury Division.

          (j) Termination of Earnout Obligations.  If Dov Bacharach terminates
              ----------------------------------
his employment with Buyer due to death or disability (as defined in his employment agreement with Buyer) or without Good Reason, or if Buyer terminates Dov Bacharach's employment for Just Cause, then (i) Buyer shall be obligated to make any Earnout Payment accrued but not yet paid for the preceding Earnout Year, (ii) in the case of termination due to death or disability, Buyer shall be obligated to pay a proportional amount of the Earnout Payment payable pursuant to Section 1.6(b) for such Earnout Year (as and when determined pursuant to such
Section 1.6(b)), equal to the amount of such Earnout Payment times the number of
                                                             -----
days elapsed in the Earnout Year prior to such death or disability divided by
                                                                   ----------
365, and (iii) Buyer shall have no further obligation to make any Earnout Payments hereunder for the Earnout Year in which Dov Bacharach's employment terminated or for any subsequent year.

          (k) No Set-Off.  Buyer shall not be entitled to set off Earnout
              ----------
Payments against amounts owing to Buyer from Sellers under Article VIII of this Agreement or otherwise, unless a court or arbitrator has rendered a final, non-appealable, decision in Buyer's favor that Sellers owe Buyer such amounts.

     1.7  ACCOUNTS AND NOTES RECEIVABLE ADJUSTMENT.
          ----------------------------------------

          (a) Definitions.
              -----------

              (i) "Guaranteed Amount" means an amount equal to the net book value of the accounts receivable that exist at the close of business on the day of the Closing (the "Receivables") as set forth on the Final Balance Sheet as finally determined under Section 1.5.

              (ii) "Shortfall Amount" means the amount, if any, by which the Guaranteed Amount, reduced by $100,000, exceeds the aggregate amount of Receivables collected through the close of business on the 182nd day following the Closing (the "Cutoff Time").

          (b) Collection of Receivables.  The Buyer shall, both before and after
              -------------------------
the Cutoff Time, use, or cause to be used, substantially the same efforts to collect the Receivables as the Business uses in collecting receivables prior to the Closing. The Buyer shall from time to time furnish, or cause to be furnished, to the Principal Sellers copies of all records and other information as the Principal Sellers may reasonably request as to the efforts used to collect the Receivables and to verify the amounts collected.

          (c) Procedures and Payments.
              -----------------------

              (i) As promptly as practicable after the Cutoff Time, the Buyer shall provide the Principal Sellers a statement, certified by its Chief Financial Officer (the "A/R Certificate"), setting forth: (i) the aggregate amount of the Receivables collected through the Cutoff Time; and (ii) the Shortfall Amount, if any. Within 10 days after the receipt by the Principal Sellers of the A/R Certificate, the Principal Sellers shall, if they dispute the Shortfall Amount, give the Buyer written notice of that fact (the "Principal Sellers' Receivables Notice"). If the Principal Sellers so give the Buyer the Principal Sellers' Receivables Notice, the dispute shall be resolved in accordance with the procedures set forth in the third paragraph of Section 1.5(c), mutatis mutandis. If the Principal Sellers do not so give the Buyer the
        ------- --------
Principal Sellers' Receivables Notice within that 10-day period, the Principal Sellers shall cause each Seller to pay Buyer, not later than five days after the expiration of that 10-day period, the percentage of the sum of the Shortfall Amount plus $100,000 set forth beside that Seller's name on Schedule 1.5(d). If the Principal Sellers so give the Buyer the Principal Sellers' Receivables Notice within that 10-day period, the Principal Sellers shall cause each Seller, not later than 10 days after all disputes shall have been resolved in the manner set forth above, to pay Buyer the percentage of the sum of the Shortfall Amount plus

$100,000 set forth beside that Seller's name on Schedule 1.5(d).

              (ii) Immediately after receipt of the required payments, if any, pursuant to this Section 1.7(c), the Buyer shall cause to be assigned to the Sellers, without recourse to the Buyer, all the Receivables that have not theretofore been collected. If no payment is required under this Section 1.7(c), no such assignment shall be required. If, and only if, an assignment is required pursuant to this Section 1.7(c), the Buyer shall pay the Principal Sellers monthly, as agents for all the Sellers, all amounts collected, net of reasonable third-party collection expenses, after the Cutoff Time in respect of the Receivables.

              (iii) Any payment under this Section 1.7(c) shall be made by wire transfer of immediately available funds, to an account previously designated by notice given in writing by the Buyer to the Principal Sellers or by the Principal Sellers to the Buyer, as the case may be.

          (d) Notes Receivable-Trade.  Principal Sellers hereby guarantee that
              ----------------------
the Notes Receivable-Trade of the Companies and the Subsidiaries appearing on the September 30, 1995 financial statements referred to in Section 2.3(b) shall be paid in full in accordance with the agreements and promissory notes governing such obligations.

     1.8  PAYMENT BY SELLERS.
          ------------------

          At the Closing, the Principal Sellers shall pay or cause Hanbet to pay $854,528.30 to Ginsbury U.S. in full satisfaction of the notes receivable from Hanbet to Ginsbury U.S.


                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Principal Sellers jointly and severally represent, warrant and agree as follows:

     2.1  ORGANIZATION AND RELATED MATTERS.
          --------------------------------

          Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the individual Sellers has the full capacity and right to enter into and perform this Agreement and any related agreements. Each of the Sellers has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

The trustees of the Trusts have the authority to execute and deliver this Agreement and any related agreements to which the Trusts are a party, and to perform the obligations of the Trusts under such agreements. Schedule 2.1 lists all Subsidiaries of the Companies and sets forth the capitalization of each Subsidiary and each Company's ownership interest therein, any other interest of any Seller or any other Person therein, and the jurisdiction in which each Company and each Subsidiary is organized. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Companies and the Subsidiaries have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted. The Companies and the Subsidiaries are duly qualified or licensed to do business as foreign corporations in good standing in the jurisdictions listed on Schedule 2.1, which are all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification, except in each case where the failure to be so qualified or licensed would not have a material adverse effect on the Business taken as a whole. Schedule 2.1 lists the current directors and executive officers of each of the Companies and of each Subsidiary. True, correct and complete copies of the respective charter documents of the Companies and the Subsidiaries as in effect on the date hereof have been delivered to Buyer. Neither any of the Companies nor any Subsidiary is a registered or reporting company under the Exchange Act.

     2.2  STOCK.
          -----

          Except for shares of capital stock of Ginsbury France owned by Ginsbury Germany, the Sellers own all of the outstanding shares of capital stock and other Equity Securities, if any, of the Companies beneficially and of record, and they own such shares and other Equity Securities in the respective amounts set forth on Schedule 2.2. The Companies own all of the outstanding Equity Securities of each of the Subsidiaries, beneficially and of record. Except as set forth in Schedule 2.2, all of such Equity Securities of the Companies and the Subsidiaries are owned free and clear of any Encumbrance. At the Closing, Buyer will acquire good and marketable title to and complete ownership of the Stock, free of any Encumbrance. Schedule 2.2 sets forth the number of shares of authorized capital stock of each of the Companies, the number of shares issued and the number of shares currently outstanding. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of any of the Companies or any Subsidiary. There are no outstanding Contracts of any Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any of such entities. All Equity Securities of the Companies and their Subsidiaries are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable Laws. There are no preemptive rights in respect of any Equity Securities of any of the Companies or any Subsidiary, except, in the case of the Companies and Subsidiaries other than Ginsbury U.S., for preemptive rights under applicable Law and charter documents. Any Equity Securities of any of the Companies or any Subsidiary which were issued and reacquired by any of such entities were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and neither any of the Companies nor any Subsidiary has any outstanding obligation or liability with respect thereto.

     2.3  FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.
          --------------------------------------------

          (a) Audited Financial Statements.  Sellers have delivered to Buyer the
              ----------------------------
audited financial statements listed on Schedule 2.3(a). All such financial statements have been audited by the Auditors, whose reports thereon are included with such financial statements. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except as disclosed therein). The statements of operations and cash flow included therein present fairly the results of operations and cash flows of the Companies and their Subsidiaries for the respective periods covered, and the balance sheets included therein present fairly the financial condition of the Companies and their Subsidiaries as of their respective dates. The Principal Sellers have made available to Buyer copies of each management letter or other letter delivered to Sellers or the Companies by the Auditors in connection with such financial statements or relating to any review by the Auditors of the internal controls of the Companies during the five-year period ended March 31, 1995 or thereafter, and have made available for inspection all reports and working papers produced or developed by the Auditors or management in connection with their audit of such financial statements, as well as all such reports and working papers for prior periods for which any tax liability required of the Companies has not been finally determined or barred by applicable statutes of limitations. Since March 31, 1995, there has been no change in any of the accounting policies, practices or procedures of any of the Companies or the Subsidiaries required to be disclosed by GAAP, except as disclosed in the interim financial statements described in Section 2.3(b) below.

          (b) Unaudited Interim Financial Statements.  Sellers have delivered to
              --------------------------------------
Buyer the unaudited financial statements listed in Schedule 2.3(b). Such financial statements have been reviewed by the Auditors. All such interim financial statements have been prepared in conformity with GAAP applied on a consistent basis (including, without limitation, on a basis consistent with the financial statements for the fiscal year ended March 31, 1995 listed in Schedule 2.3(a)), except as otherwise disclosed therein. The statements of operations and cash flows present fairly the results of operations and cash flows of the Companies and their Subsidiaries for the respective periods covered, and the balance sheets present fairly the financial condition of the Companies and their Subsidiaries as of their respective dates. All such interim financial statements reflect all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation. At the dates of such balance sheets, neither any of the Companies nor any of their Subsidiaries had any material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but was not.

          (c) No Material Adverse Changes.  Except as set forth in Schedule
              ---------------------------
2.3(c), since September 30, 1995, the Business has been conducted in the ordinary course of business and, whether or not in the ordinary course of business, there has not been, occurred or arisen:

              (i) a material adverse change in the Business taken as a whole,

              (ii) any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement,

              (iii) any strike or other labor dispute, or

              (iv) any casualty, loss, damage or destruction of any material property of any of the Companies or their Subsidiaries in excess of applicable insurance coverage.

     2.4 TAX AND OTHER RETURNS AND REPORTS.
         ---------------------------------

         Each of the Companies and Subsidiaries has timely filed or will file (or, where permitted or required, its respective direct or indirect parents have timely filed or will file when due) all required Tax Returns and, in the good faith belief of Sellers, have paid all Taxes due (i) with respect to Ginsbury U.S. for all periods ending on or before March 31, 1995, and (ii) with respect to the

Companies other than Ginsbury U.S. and the Subsidiaries, all periods ending on or before December 31, 1994. None of the Companies nor any Subsidiary has elected to be treated as a consenting corporation under Section 341(f) of the Code. Schedule 2.4 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of any of the Companies or the Subsidiaries. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and, in the good faith belief of Sellers, are complete and accurate in all material respects. Except as set forth in Schedule 2.4, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of any of the Companies or any Subsidiary. Except as set forth on Schedule 2.4, no Governmental Entity has proposed (tentatively or definitively), asserted or assessed, or, to the best knowledge of Sellers and the Companies, threatened to propose or assert, any deficiency, assessment or claim for Taxes.

     2.5 MATERIAL CONTRACTS.
         ------------------

         Schedule 2.5 lists each Contract to which any of the Companies or any Subsidiary is a party or to which any of the Companies, any Subsidiary or any of their respective properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. Each Contract existing on the date of this Agreement that (a) after September 30, 1995 obligates any of the Companies to pay $250,000 or more (excluding purchase orders in the ordinary course of business consistent with past practices), (b) has an unexpired term as of the date hereof in excess of one year and cannot be terminated by a Company or Subsidiary without liability in excess of $250,000, (c) provides for an extension of credit in excess of $250,000, other than consistent with normal credit terms, (d) limits or restricts the right of any Company or any Subsidiary to compete or otherwise to conduct its business in any manner or place, (e) provides for a guaranty or indemnity by any of the Companies or any Subsidiary where the liability or obligation guaranteed or indemnified against exceeds $250,000, (f) grants a general power of attorney, agency or similar authority to another person or entity, (g) contains a right of first refusal, or (h) contains a right or obligation of any Affiliate, officer or director, or any Associate of any of the foregoing, of any of the Sellers, any of the Companies or any Subsidiary against or to any of the Companies or any Subsidiary, shall be deemed to be a Material Contract and has been identified on such Schedule 2.5. True copies of the agreements appearing on Schedule 2.5, including all amendments and supplements, have been delivered to Buyer. No material breach or default, to the best knowledge of the Sellers and the Companies, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Material Contract by any of the Companies or the Subsidiaries, as the case may be, or, to the best knowledge of the Sellers and the Companies, any other party or obligor with respect thereto, has occurred.

     2.6 REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.
         -----------------------------------------------------

         The Companies and each Subsidiary have good and marketable title to, or the right to use under a valid lease or other agreement, free of Encumbrances, all assets and properties that are material to the Business, including but not limited to all assets that they respectively purport to own or have the right to use, except for (a) Encumbrances consisting of liens for Taxes not yet due or matters otherwise described in Schedule 2.6, (b) other Encumbrances that do not affect the value or use of any such assets or property, (c) assets and properties not material to the Business that have been disposed of in the ordinary course of business consistent with past practice and (d) Encumbrances arising after the date of this Agreement not in violation of Section 4.3. The Companies do not own and, except for Ginsbury U.S., have never owned, any fee interests in real property. All material tangible properties of each of the Companies and each Subsidiary are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. To the best knowledge of Sellers and the Companies, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any material leasehold under which any of the Companies or any Subsidiary is a lessee.


     2.7 INTANGIBLE PROPERTY.
         -------------------

         Schedule 2.7 lists any and all Marks and other material items of Intangible Property in which any of the Companies or their Subsidiaries have an interest on the date of this Agreement and the nature of such interest. Each of the Companies and their Subsidiaries have the necessary rights to all material Intangible Property required for use in connection with the Business, the absence of which would have a material adverse effect on the Business. On or prior to the date of this Agreement, neither any Seller, any of the Companies nor any Subsidiary has received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by the Companies or any Subsidiary of any such property conflicts with or allegedly conflicts with or infringes the rights of any Person.

     2.8 AUTHORIZATION; NO CONFLICTS.
         ---------------------------

         The execution, delivery and performance of this Agreement and any related agreements by Sellers have been duly and validly authorized by the Board of Directors of the corporate Sellers and by all other necessary corporate action on the part of each such Seller. This Agreement and any related agreements constitute the legally valid and binding obligations of Sellers, enforceable against each Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles generally. The execution, delivery and performance of this Agreement by Sellers and the execution, delivery and performance of any related agreements or contemplated transactions by any of the Sellers, any of the Companies or any Subsidiary will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise), or result in the termination of, or acceleration of the rights of any Person under, the charter documents or by-laws, if any, of any of such Persons, or, subject to obtaining all Permits and Approvals contemplated by this Agreement to be obtained, violate any Law, the violation of which would have a material adverse effect on any Seller's ability to consummate the transactions contemplated by this Agreement or on the Business taken as a whole. Except as contemplated by this Agreement, no Permits or Approvals of Governmental Entities are required to be obtained by any of the Sellers, any of the Companies or any Subsidiary, the absence of which would have a material adverse effect on any Seller's ability to consummate the transactions contemplated by this Agreement or on the Business taken as a whole.

     2.9 LEGAL PROCEEDINGS AND CERTAIN LABOR MATTERS.
         -------------------------------------------

         There is no Order or Action pending, or, to the best knowledge of Sellers and the Companies, threatened, against or affecting any of the Companies or the Subsidiaries or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Business taken as a whole or on the Sellers' ability to perform this Agreement, or on any transaction contemplated by this Agreement. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim (collectively, "Labor Matters"), pending or to the best knowledge of Sellers and the Companies threatened, against or affecting any of the Companies or the Subsidiaries or the Business. There is no matter as to which any of the Companies or the Subsidiaries has received any notice, claim or assertion, or, to the best knowledge of Sellers and the

Companies, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of any of the Companies or the Subsidiaries, nor to the best knowledge of Sellers and the Companies is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by any of the Companies or Subsidiaries.

     2.10 RECORDS.
          -------

          The copies of the certificates of incorporation, by-laws and similar organizational documents, and the stock ledgers and minute books, of the Companies that have been delivered or made available to the Buyer are complete and correct.

     2.11 SUFFICIENCY OF ASSETS.
          ---------------------

          The Companies own, or have all rights that are necessary to enable them to use, all the assets used in or necessary for the operations of their businesses as presently conducted. The Companies do not own any real property.

     2.12 INSURANCE.
          ---------

          Set forth on Schedule 2.12 is a list and brief description of all the insurance policies each of the Companies has in effect and the claims experience under each policy since January 1, 1992.

     2.13 PERMITS.
          -------

          The Companies and the Subsidiaries hold all Permits that are required by any Governmental Entity to permit each of them to conduct its business as now conducted, and all such Permits are valid and in full force and effect. To the best knowledge of Sellers and the Companies, no suspension, cancellation or termination of any of such Permits is threatened or imminent.

     2.14 COMPLIANCE WITH LAW.  The Companies and their Subsidiaries are
          -------------------
organized and have conducted their respective businesses in accordance with applicable Laws, and the forms, procedures and practices of the Companies and their Subsidiaries are in compliance with all such Laws, except where the failure to be so organized or to have so conducted business or where the failure to have complied, would not have a material adverse effect on the Business taken as a whole.

     2.15 DIVIDENDS AND OTHER DISTRIBUTIONS.
          ---------------------------------

          There has been no dividend or other distribution of assets or securities, whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Sellers subsequent to the date of the most recent financial statements described in Section 2.3 by any of the Companies or any Subsidiary (except for dividends and distributions of cash or cash equivalents to effect the transactions described or referred to in item 3 of Schedule 2.18 or items 1 and 2 on Schedule 4.8 hereto).

     2.16 EMPLOYEE BENEFITS.
          -----------------

          (a) Employee Benefit Plans, Collective Bargaining and Employee
              ----------------------------------------------------------
Agreements, and Similar Arrangements.
------------------------------------

              (i) Schedule 2.16(a) lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements under which benefits are provided to (or have been, within the three years preceding the Closing Date provided to) employees of any of the Companies or any Subsidiary (other than oral agreements terminable without liability and arrangements pursuant to applicable Laws), including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement not terminable on 30 days (or less) written notice, or (d) any other "employee benefit plan" (within the meaning of Section 3(3) or ERISA).

              (ii) Sellers have delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

              (iii) Except as provided in Item 20 under "Employee Benefits" of Schedule 2.16(a), the Companies and their Subsidiaries are in full compliance in all material respects with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. The Companies and their Subsidiaries have in all material respects performed all of their obligations under all such plans, agreements and arrangements. To the best knowledge of Sellers and the Companies, there are no Actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of Sellers and the Companies, no facts exist which could give rise to any such Actions that might have a material adverse effect on such plans, agreements, or arrangements or the Business.

          (b)  Qualified Plans.
               ---------------

               (i) Schedule 2.16(b) lists all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) in Schedule 2.16(a) which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code.

               (ii) Each such plan intended to qualify under Section 401(a) of the Code received a determination letter from the IRS to the effect that the Plan is qualified under Section 401(a) of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code and, to the best knowledge of Sellers and the Companies, nothing has occurred or will occur through the date of Closing that caused or could cause the loss of such qualification or exemption. To the best knowledge of Sellers and the Companies, no prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans.

               (iii) Sellers have delivered to Buyer for each such plan copies of the following documents: (i) the Form 5500 filed in the most recent plan year, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and
(iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year.

          (c)  Title IV Plans.
               --------------

               (i) Schedule 2.16(c) lists all plans in Schedules 2.16(a) and 2.16(b) which are also subject to Title IV of ERISA.

               (ii) With respect to each such plan in which any of the Companies, any Subsidiary or any trade or business (whether or not incorporated) that is a member of a group of which any of the Companies is a member and which is under common control within the meaning of Section 414 (b) and (c) of the Code ("ERISA Affiliate") participates or has participated, (i) neither any of the Companies nor any Subsidiary nor any ERISA Affiliate has withdrawn from such plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a) (2) of ERISA), (ii) neither any of the Companies nor any Subsidiary nor any ERISA Affiliate has filed a notice of intent to terminate any such plan or adopted any amendment to treat any such plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such plan, (iv) no accumulated funding deficiency, whether or not waived, exists with respect to any such plan, and neither any of the Companies nor any Subsidiary nor any ERISA Affiliate has failed to make full payment of all amounts which under the provisions of any such plan are required to be made as contributions thereto,
(v) all required premium payments to the PBGC have been paid, (vi) no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such plan, and (vii) no excise taxes are payable under the Code.

               (iii) In addition to the documents listed in subsection (b)(3) above, Sellers have delivered to Buyer for each Title IV plan copies of the following documents: (i) the Form PBGC-1 filed in each plan year, and (ii) the actuarial report as of the last valuation date.

           (d) Multiemployer Plans.  No plan listed in Schedule 2.16(a) is a
               -------------------
"multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither any of the Companies nor any Subsidiary has ever contributed to or had an obligation to contribute to any multiemployer plan.

           (e) Health Plans.  All group health plans of the Companies, any
               ------------
Subsidiary and any ERISA Affiliate have been operated in all material respects in compliance with the group health plan continuation coverage requirements of
Section 162(k) and Section 4980B of the Code to the extent such requirements are applicable.

           (f) Fines and Penalties.  There has been no act or omission by any of
               -------------------
the Companies or any Subsidiary or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (k) or
Section 4071 of ERISA or Chapter 43 of the Code that might have a material adverse effect on the plans, agreements or arrangements referred to in this
Section 2.16 or the Business.

     2.17 CERTAIN INTERESTS.
          -----------------

          Except as set forth on Schedule 2.17: (a) no Affiliate of any of the Sellers, the Companies or any Subsidiary nor any officer or director of any thereof, nor any Associate of any such individual, has any material interest in any property used in or pertaining to the Business; (b) no such Person is indebted or otherwise obligated to any of the Companies or any Subsidiary; and
(c) none of the Companies nor any Subsidiary is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any of the Companies or any Subsidiary or the successor or assign of any thereof to any Person referred to in the preceding sentence.

     2.18 INTERCOMPANY TRANSACTIONS.
          -------------------------

          Except as set forth on Schedule 2.18, since March 31, 1995, none of the Companies nor any Subsidiary has engaged in any transaction with any of the Sellers nor any other Affiliate of any of the Sellers. None of the Companies nor any Subsidiary has any liabilities or obligations to any of the Sellers or any other Affiliate of any of the Sellers and none of the Sellers or such Affiliates has any obligations to any of the Companies or any Subsidiary. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from any of the Companies or any Subsidiary or the successor or assign of any thereof to any of the Sellers or any Affiliate of any of the Sellers.

     2.19 NO BROKERS OR FINDERS.
          ---------------------

          No Seller, Company or Subsidiary is a party to or bound by any Contract with any broker or finder in connection with the transactions contemplated by this Agreement.

     2.20 CUSTOMERS AND SUPPLIERS.
          -----------------------

          Schedule 2.20 lists the names and the approximate percentages of revenue attributable to the ten largest customers of and ten most significant suppliers of the Business taken as a whole during the period from January 1, 1995 to September 30, 1995. Except as set forth on Schedule 2.20, no such customer or supplier has given notice that it intends to terminate or materially reduce its business with any of the Companies.

     2.21 SELLERS' INVESTMENT REPRESENTATION.
          ----------------------------------

          Each Seller will be acquiring the Buyer's Shares for such Seller's own account for investment and not with a view to or for sale in connection with a distribution thereof. Each Seller is an informed and sophisticated investor, or has engaged expert advisors, experienced in the evaluation of companies such as the Buyer. Each Seller or such Seller's expert advisor(s), has undertaken such investigation and has been provided with and has evaluated such documents and information as that Seller or that Seller's expert advisor(s) has deemed necessary to enable that Seller to make an informed and intelligent decision with respect to the acquisition of the Buyer's Shares contemplated by this agreement. Notwithstanding anything to the contrary in this Section 2.21 or in Exhibit A to this Agreement, nothing in this Section 2.21 or in Exhibit A to this Agreement shall be deemed to affect the rights or obligations of the parties under Article VIII in respect of any warranty or representation under
Article III.


                                  ARTICLE IIA
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each of the Sellers other than the Principal Sellers severally represents, warrants and agrees as follows:

     2A.1 ORGANIZATION AND RELATED MATTERS.
          --------------------------------

          That Seller has the full capacity and right to enter into and perform this Agreement and any related agreements. That Seller has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

     2A.2 STOCK.
          -----

          That Seller owns all of the outstanding shares of capital stock and other Equity Securities, if any, of the Companies, beneficially and of record, in the respective amounts set forth on Schedule 2.2. All such Equity Securities are owned free and clear of any Encumbrance. At the Closing, Buyer will acquire good and marketable title to and complete ownership of that Seller's Stock, free of any Encumbrance. Except as set forth on Schedule 2.2, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, the Equity Securities owned by that Seller. Except as set forth on Schedule 2.2, there are no outstanding Contracts of any Company to repurchase, redeem or otherwise acquire the Equity Securities owned by that Seller. That Seller's Equity Securities are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable Laws.

     2A.3 AUTHORIZATION; NO CONFLICTS.
          ---------------------------

          The execution, delivery and performance of this Agreement and any related agreements by that Seller have been duly and validly authorized by all necessary action on the part of that Seller. This Agreement and any related agreements constitute the legally valid and binding obligations of that Seller, enforceable against that Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles generally. The execution, delivery and performance of this Agreement by that Seller and the execution, delivery and performance of any related agreements or contemplated transactions by that Seller will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise), or result in the termination of, or acceleration of the rights of any Person under, the charter documents or by-laws, if any, of that Seller, or any Material Contract of that Seller. To the best of that Seller's knowledge, after due inquiry, except for matters identified in Schedule 2.8 as requiring that certain action be taken by or with respect to a Governmental Entity, the execution and delivery of this Agreement by that Seller and the performance of this Agreement and any related or contemplated transactions by that Seller will not require filing or registration with, or the issuance of any Permit by, any Governmental Entity.

     2A.4 SELLERS' INVESTMENT REPRESENTATION.
          ----------------------------------

          That Seller will be acquiring the Buyer's Shares for such Seller's own account for investment and not with a view to or for sale in connection with a distribution thereof. That Seller is an informed and sophisticated investor, or has engaged expert advisors, experienced in the evaluation of companies such as the Buyer. That Seller or such Seller's expert advisor(s) has undertaken such investigation and has been provided with and has evaluated such documents and information as that Seller or that Seller's expert advisor(s) has deemed necessary to enable that Seller to make an informed and intelligent decision with respect to the acquisition of the Buyer's Shares contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 2A.4 or in Exhibit A to this Agreement, nothing in this
Section 2A.4 or in Exhibit A to this Agreement shall be deemed to affect the rights or obligations of the parties under Article VIII in respect of any warranty or representation under Article III.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents, warrants and agrees as follows:

     3.1 ORGANIZATION AND RELATED MATTERS.
         --------------------------------

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

     3.2 AUTHORIZATION.
         -------------

         The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles generally.

     3.3 NO CONFLICTS.
         ------------

         The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer, provided (as to clauses (b) and

(c) respectively) that the appropriate regulatory approvals are received as contemplated by Section 6.1.

     3.4 NO BROKERS OR FINDERS.
         ---------------------

         Buyer is not a party to or bound by any Contract with any broker or finder in connection with the transactions contemplated by this Agreement.

     3.5 LEGAL PROCEEDINGS.
         -----------------

         Except as set forth on Schedule 3.5 hereto, there is no Order or Action pending or, to the best knowledge of Buyer, threatened against or affecting Buyer that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

     3.6 BUYER'S STOCK.
         -------------

         As of the date hereof, the authorized capital stock of Buyer consists of 25,000,000 shares of Common Stock, without par value, of which 12,365,662 shares were issued and outstanding as of September 30, 1995, and 500,000 shares of Preferred Stock, of which no shares are issued and outstanding. Upon issuance in accordance with the terms of this Agreement, Buyer's Shares will be validly issued, fully paid and nonassessable, subject to the restrictions set forth on Exhibit A hereto.

     3.7 INVESTMENT REPRESENTATION.
         -------------------------

         Buyer will be acquiring the Stock for Buyer's own account for investment and not with a view to or for sale in connection with a distribution thereof. Buyer is an informed and sophisticated investor, or has engaged expert advisors, experienced in the evaluation of companies such as the Companies. Buyer or Buyer's expert advisor(s) has undertaken such investigation and has been provided with and has evaluated such documents and information as Buyer or Buyer's expert advisor(s) has deemed necessary to enable that Buyer to make an informed and intelligent decision with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 3.7, nothing in this Section 3.7 shall be deemed to affect the rights or obligations of the parties under Article VIII.

                                  ARTICLE IV
              COVENANTS WITH RESPECT TO CONDUCT OF THE COMPANIES
                    AND THEIR SUBSIDIARIES PRIOR TO CLOSING

     4.1  ACCESS.
          ------

          Sellers shall cause each of the Companies and its Subsidiaries to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents and to discuss their respective businesses with such other Persons, including, without limitation, their respective directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer reasonably considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and business of the Companies and their Subsidiaries.

     4.2  [OMITTED].


     4.3  CONDUCT OF BUSINESS.
          -------------------

          Sellers agree with and for the benefit of Buyer that, subject to Items 1 and 3 on Schedule 4.8, none of the Companies nor any Subsidiary shall, without the prior consent in writing of Buyer, which may not be unreasonably withheld:

          (a) conduct the Business in any manner except in the ordinary course consistent with past practices; or

          (b) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of their respective Associates or Affiliates; provided,
                                                                      --------
     however, that the Companies shall be entitled to make loans to employees
     -------
     consistent with past practices in an aggregate amount not to exceed $10,000; or

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any assets except (i) for dispositions of property not material in amount, or
     (ii) in the ordinary course of business, or (iii) as contemplated by this Agreement; or

          (d) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of any of the Companies or any of their Subsidiaries; or

          (e) declare, issue, make or pay any dividend or other distribution of assets (other than cash and cash equivalents to effect the transactions contemplated by Schedule 4.8 hereto) to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

          (f) change or amend its charter documents or bylaws; or

          (g) make any material capital expenditures or commitments with respect thereto; or

          (h) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

          (i) agree to or make any commitment to take any actions prohibited by this Section 4.3.

          Nothing in this Section 4.3 or in Section 4.8 or otherwise in this Agreement shall be deemed to affect the rights or obligations of the parties under the leases and employment agreements set forth on Schedule
     4.3 (except as contemplated by Section 6.2(j)).

     4.4  NOTIFICATION OF CERTAIN MATTERS.
          -------------------------------

          Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer or any of the Sellers, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     4.5  PERMITS AND APPROVALS.
          ---------------------

          (a) Sellers and Buyer each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits listed in Schedule 4.5.

          (b) To the extent that the Approval of a third party with respect to any Material Contract is required in connection with the transactions contemplated by this Agreement, Sellers shall use their best efforts to obtain such Approval prior to the Closing Date, if requested to do so by Buyer in writing.

     4.6  PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE.
          ----------------------------------------------

          During the period beginning on the date hereof and ending on the Closing Date, (a) Sellers will use their best efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with the Companies and their Subsidiaries and (b) the Principal Sellers and Buyer will consult with each other concerning, and the Principal Sellers will cooperate to keep available to Buyer, the services of the officers and employees of the Companies and their Subsidiaries that Buyer may wish to have retained. Nothing in this Section shall obligate Buyer, the Companies or any Subsidiary after the Closing to retain or offer employment to any officer or employee of the Companies or any Subsidiary.

     4.7  GOVERNMENT FILINGS.
          ------------------

          The Principal Sellers will make and will cause the Companies and their Subsidiaries to make any and all filings required under the Hart-Scott-Rodino Act and such other filings set forth on Schedule 4.5. The Principal Sellers and Buyer shall furnish each other such necessary information and reasonable assistance as the other(s) may reasonably request in connection with its or their preparation of necessary filings or submissions under the provisions of such laws.

     4.8  ELIMINATION OF INTERCOMPANY AND AFFILIATE LIABILITIES.
          -----------------------------------------------------

          Prior to the Closing, Sellers shall cause all liabilities and obligations of Sellers and all their Affiliates and Associates (other than the Companies and their Subsidiaries) to the Companies and their Subsidiaries to be terminated (with or without payment), and shall cause all liabilities and obligations of the Companies and their Subsidiaries to the Sellers and all their Affiliates and Associates (other than the Companies and their Subsidiaries) to be terminated (with or without payment), in each case without any liability or obligation of the Companies or their Subsidiaries after the Closing. Such transactions and any required payments are described on Schedule 4.8 hereto. Except as set forth on Schedule 4.8, at Closing, there will be no liabilities or other obligations between the Companies and Sellers or their Affiliates and Associates.

     4.9  PENSION PLAN.
          ------------

          Effective on or before the Closing Date, the Principal Sellers shall cause the Sylvan Ginsbury, Ltd. Pension Plan to make a full distribution of the accrued benefit of Gerhard Bacharach in a lump sum, in cash and/or securities (the form of benefits to be selected by Mr. Bacharach), in accordance with the terms and conditions of such plan.

     4.10 OPINIONS.
          --------

          The Principal Sellers shall use their best efforts to cause to be delivered to Buyer at the Closing opinions dated the Closing Date substantially to the effect set forth in paragraphs i, iii, iv, v, vi, vii, ix and x of Exhibit C-2 with respect to Ginsbury Denmark and Ginsbury Finland. For purposes of this Section 4.10, best efforts shall include the reasonable expenditure of funds by Sellers to cause such opinions to be delivered to Buyer.


                                   ARTICLE V
                        ADDITIONAL CONTINUING COVENANTS

     5.1  Noncompetition.
          --------------

          (a) Restrictions on Competitive Activities.  Sellers agree that after
              --------------------------------------
the Closing Buyer and the Companies shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. Sellers also acknowledge that the management contributions to the Business by certain of the Sellers have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of any of the Companies and their Subsidiaries. For these and other reasons and as an inducement to Buyer to enter into this Agreement, each Seller (other than Michel Risser and Mark Risser, who Principal Sellers represent are not employees in the

Business) agrees that for a period of three years after the date hereof neither he nor it will, directly or indirectly, for his or its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, any other present or future business enterprise that competes with any of the Companies or any Subsidiary in activities in which any of the Companies or any Subsidiary is engaged as of the Closing Date in each state in the United States and in each foreign country in which the Companies or their Subsidiaries now operate.

          (b) Special Remedies and Enforcement.  Each Seller recognizes and
              --------------------------------
agrees that a breach by any Seller of his or its covenants set forth in this
Section 5.1 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against him or it, in addition to any other rights and remedies which are available to Buyer. If this Section 5.1 is more restrictive than permitted by the Laws of the jurisdiction in which Buyer seeks enforcement hereof, this
Section 5.1 shall be limited to the extent required to permit enforcement under such Laws.

          (c) RTPA Suspension.  No provision of this Agreement or any agreement
              ---------------
forming part of the same arrangement as this Agreement, by virtue of which this Agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act of 1976 (the "RTPA"), shall take effect until the day after particulars of this Agreement have been furnished to the Director General of Fair Trading pursuant to Section 24 of the RTPA.

     5.2  NONDISCLOSURE OF PROPRIETARY DATA.  Each Seller agrees that neither
          ---------------------------------
he nor it nor any of his or its representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the business or policies of any of the Companies or any of their Subsidiaries (until and unless such trade secret or other proprietary data shall have become generally available to non-Company personnel through no fault of Seller).

     5.3  TAX COOPERATION.
          ---------------

          After the Closing, Sellers and Buyer shall, and shall cause their respective subsidiaries and Affiliates to, cooperate fully with each other, and with the Companies and the Subsidiaries in preparing all Tax Returns or with respect to any Tax Proceeding, including responding to audits, obtaining refunds, making any determination under this Agreement (including, but not limited to, the determination of the responsibility for the payment of Taxes under this Agreement), verify issues and negotiate settlements with Governmental Entities, or defend or prosecute any Tax claims. Sellers shall provide, or cause to be provided at Sellers' sole cost and expense, to Buyer, the Companies and the Subsidiaries any original books and records of the Companies and the Subsidiaries in their possession or control and other information relating to Taxes requested by such parties as well as, at Buyer's sole cost and expense, access to, and the cooperation of, the Auditors of Sellers and their Affiliates in connection with any Tax Proceeding.

     5.4  REPRESENTATIVES.
          ---------------

          Each Seller hereby appoints Gerhard Bacharach and Dov Bacharach, as representatives (the "Representatives"), to represent such Sellers in connection with the transactions contemplated by this Agreement, and to take any and all other action on their behalf hereunder that may be taken by Sellers under the terms hereof. Each Seller understands and agrees that the Representatives have been appointed as the Representatives by each of the other Sellers. Buyer shall be entitled to rely on the advice, information and decisions of the Representatives without any obligation independently to verify, authenticate or seek the confirmation or approval of the Representatives' advice, information or decisions or any other facts from Sellers or any other Person. The Representatives named above shall continue to serve as such until written notice of any change is received by Buyer.

     5.5  PREPARATION AND FILING OF TAX RETURNS.
          -------------------------------------

          (a) The Principal Sellers shall cause to be prepared (at their expense) all Tax Returns of the Companies and Subsidiaries for Pre-Closing Tax Periods (other than a Pre-Closing Tax Period that is part of an Overlap Period) that are due after the Closing Date.

          (b) Buyer shall cause each Tax Return referred to in Section 5.5(a) to be signed and timely filed and all Taxes shown as due on such Tax Return to be timely paid. At least thirty (30) days prior to the due date (including extensions) of such Tax Return, the Principal Sellers shall cause such Tax Return to be delivered to Buyer, and if such Tax Return reflects positions or report items in a manner which is inconsistent with returns for prior periods, such Tax Returns shall not be filed without Buyer's written consent, which shall not be unreasonably withheld. At least three (3) days prior to such due date (including extensions), the Principal Sellers shall provide Buyer with sufficient funds to pay any liability for Taxes shown as due on such Tax Return, but only to the extent that the amount due from Sellers exceeds the Tax Reserve (reduced by any prior offsets pursuant to Section 8.3(a) or this Section 5.5).

          (c) Buyer shall cause to be prepared (at its expense) and timely filed all Tax Returns of the Companies and Subsidiaries that include Pre-Closing Tax Periods and are due after the Closing Date other than Tax Returns referred to in
Section 5.5(a) and shall cause all Taxes shown as due on such Tax Returns to be timely paid. Buyer shall cause each such Tax Return to be delivered to the Principal Sellers for their review at least thirty (30) days prior to the due date (including extensions) of such Tax Return and if the taxable income for a Company or any Subsidiary in respect of a particular Pre-Closing Tax Period is in excess of $25,000, such Tax Return shall not be filed without their written consent, which shall not be unreasonably withheld. At least three (3) days prior to the due date (including extensions) of such Tax Return, Sellers shall pay to Buyer an amount equal to the Taxes due and attributable to the Pre-Closing Tax Period included in such Tax Return (as determined under Section 5.6, but only to the extent that the amount due from the Principal Sellers exceeds the Tax Reserve (reduced by any prior offsets pursuant to Section 8.3(a) or this Section 5.5).

          (d) If a Tax Return referred to in Section 5.5(b) or Section 5.5(c) is to be filed pursuant to a valid extension, the Principal Sellers shall pay to Buyer, at least three (3) days prior to the due date of the Tax Return without regard to such extension, an amount equal to the Taxes due and attributable to the applicable Pre-Closing Tax Period, but only to the extent that the amount due from the Principal Sellers exceeds the Tax Reserve (reduced by any prior offsets pursuant to Section 8.3(a) or this Section 5.5). Buyer shall cause the Taxes due on the due date without regard to extensions to be timely paid. Appropriate adjustments shall be made between the parties as necessary, if at the time the Tax Return is actually filed, the Taxes due and attributable to the Pre-Closing Tax Period are more or less than the amount, if any, previously paid by the Principal Sellers.

     5.6  ALLOCATION OF TAX LIABILITY.
          ---------------------------

          (a) To the extent permitted by applicable law, the parties hereto agree to cause foreign, state and local Tax periods of the Companies and the Subsidiaries to be closed at the close of business on the Closing Date. In the event applicable law does not permit the closing of any such period, the allocation of Tax Liabilities shall be made in accordance with Section 5.6(b).

          (b)(i) In the case of a Tax Return of any of the Companies or Subsidiaries for an Overlap Period based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Pre-Closing Tax Period or Post-Closing Tax Period included in the Overlap Period shall be determined by closing the books of the relevant Company or Subsidiary as of the close of business on the Closing Date and by treating each of such Pre-Closing Tax Period and Post-Closing Tax Period as a separate taxable year, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. Any estimated Taxes paid by or with respect to, such Company or Subsidiary on or prior to the Closing Date shall be a credit against the Taxes due and attributable to the Pre-Closing Tax Periods in Sections 5.5(b) and (c).

          (ii) If the liability for Taxes for an Overlap Period is determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to any Pre-Closing Tax Period included in the Overlap Period shall be equal to the amount of such Taxes for the Overlap Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Overlap Period and the denominator of which is the total number of days in the Overlap Period, and the amount of such Taxes attributable to any Post-Closing Tax Period included in an Overlap Period shall be the excess of the amount of the Taxes for the Overlap Period over the amount of Taxes attributable to the Pre-Closing Tax Period included in such Overlap Period.

     5.7  CONSISTENCY; AMENDED RETURNS.
          ----------------------------

          (a) Buyer shall cause no election to be made, no accounting method to be adopted and no reporting position to be taken by, or with respect to, any of the Companies or Subsidiaries in a Tax Return which the Buyer has the obligation to cause to be prepared pursuant to Section 5.5(c) or in a Tax Proceeding that is inconsistent with any election, accounting method or reporting position previously made, elected or taken by, or with respect to, the relevant

Company or Subsidiary in a Tax Return for a Pre-Closing Tax Period, unless the Principal Sellers shall provide their written consent.

          (b) The Principal Sellers shall cause no election to be made, no accounting method to be adopted and no reporting position to be taken by, or with respect to, any of the Companies or Subsidiaries in a Tax Return for any Pre-Closing Tax Period that has not yet been filed and that they have the responsibility to cause to be prepared that is inconsistent with any election, accounting method or reporting position previously made, elected or taken by, or with respect to, the relevant Company or Subsidiary in a prior Tax Return, unless Buyer shall provide its written consent.

          (c) Buyer shall not file, and it shall cause the Companies, the Subsidiaries and its other Affiliates not to file, any amended Tax Return or claim or suit for refund for any of the Companies or Subsidiaries with respect to any Pre-Closing Tax Period not including an Overlap Period, unless Sellers have provided their written consent, which consent may be withheld in their sole discretion. In the case of an Overlap Period, if the filing of the amended Tax Return or claim or suit for refund would cause the taxable income for the Pre-Closing Tax Period included in such Overlap Period to exceed $25,000, such action shall require the Principal Sellers' written consent, which shall not be unreasonably withheld.

     5.8  SECTION 338 AND COMPARABLE ELECTIONS.  Buyer shall not make, and
          ------------------------------------
it shall cause the Companies, the Subsidiaries and its other Affiliates not to make, any election under Section 338 of the Code, or any comparable provision under foreign, state or local law, with respect to any of the Companies or the Subsidiaries in connection with the purchase of Stock on the Closing Date.

     5.9  NAME CHANGE.  The Principal Sellers shall cause the names of the
          -----------
Excluded Businesses to be changed within 30 days of the Closing Date to names not confusingly similar to "Sylvan," "Ginsbury," or "Sylvan Ginsbury."

     5.10 CONDUCT OF BUSINESS ON CLOSING DATE.  Each of Sellers and Buyer
          -----------------------------------
agrees not to cause any of the Companies or Subsidiaries to engage in any transaction on the Closing Date outside of the ordinary course of business that could affect any Tax Liabilities of Sellers, except the transactions contemplated by this Agreement.

     5.11 HEALTH PLAN.
          -----------

          For a period of three (3) years after the Closing Date, the Buyer shall either (i) cause the Business to provide a substantially similar health plan for employees (and their dependents) in the United States to that maintained at the Closing Date by the Business for employees (and their dependents) in the United States, or (ii) permit employees (and their dependents) of the Business in the United States to participate in the health plan of Buyer available to similarly situated employees, and shall cause any such health plan to cover all pre-existing conditions of such employees and dependents that were covered by the health plans of the Business at the Closing Date.

     5.12 RELEASES.
          --------

          As promptly as practicable after the Closing, Buyer shall use its best efforts to cause the obligors under the guarantees listed in Schedule 5.12 to be released from all obligations and liabilities under such guarantees, and, pending such releases, Buyer shall, from and after the Closing, indemnify and hold such obligors harmless from and against all such obligations and liabilities.


                                  ARTICLE VI
                            CONDITIONS OF PURCHASE

     6.1  GENERAL CONDITIONS.
          ------------------

          The obligations of the parties to effect the Closing shall be subject to the following conditions, unless waived in writing by Buyer and the Principal
Sellers:

          (a) No Orders; Legal Proceedings.  There shall not be in effect any
              ----------------------------
     Law or Order, nor shall any Action have been instituted and remain pending by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or (with respect to obligations of Buyer only) which would not permit the Business as presently conducted to continue materially unimpaired following the Closing Date.

          (b) Approvals.  To the extent required by applicable Law, all Permits
              ---------
     and Approvals required to be obtained from any Governmental Entity in order that the transactions contemplated by this Agreement not violate any applicable Law shall have been received or obtained on or prior to the Closing Date and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

     6.2  CONDITIONS TO OBLIGATIONS OF BUYER.
          ----------------------------------

          The obligations of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

          (a) Representations and Warranties and Covenants of Seller.  The
              ------------------------------------------------------
     representations and warranties of Sellers herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Sellers shall have delivered to Buyer a certificate of the Principal Sellers to such effect dated the Closing Date and signed by or on behalf of such Sellers.

          (b) No Material Adverse Change.  There shall not have been any
              --------------------------
     material adverse change in or affecting the Business taken as a whole subsequent to the date of this Agreement.

          (c) Opinion of Counsel.  Buyer shall receive at the Closing opinions,
              ------------------
     dated the Closing Date, in form and substance substantially as set forth in Exhibit
     C-1.
          (d)  Consents.  [OMITTED]
               --------

          (e) Employment Agreement.  Dov Bacharach shall have executed and
              --------------------
     delivered to Buyer an Employment Agreement in the form attached hereto as Exhibit D.

          (f) Escrow Agreement.  Certain Sellers and the Escrow Agent shall have
              ----------------
     executed and delivered an Escrow Agreement in the form attached hereto as Exhibit B.

          (g) Spin-Off.  At or before the Closing, there shall have been
              --------
     distributed or otherwise transferred all the stock of the Excluded Businesses to one or more Sellers or their Affiliates or Associates without any liability or obligation of the Buyer, the Companies or the Subsidiaries at or after the Closing.

          (h) Investment Representations.  Each of Sellers shall have executed
              --------------------------
     and delivered to Buyer a completed Investment Representations and Certification in the form attached hereto as Exhibit E.

          (i) Access to Inventory Count.  The Auditors shall provide Buyer's
              -------------------------
     Accountants with reasonable notice of, and shall permit Buyer's Accountants to observe, the physical inventory count and cut-off tests forming the basis for the Final Balance Sheet.

          (j) Real Estate.  The Companies' real estate lease in the United
              -----------
     Kingdom shall have been amended to reflect the changes set forth in
     Schedule 6.2(j).

          (k) Directors' and Officers' Resignations.  Sellers shall have
              -------------------------------------
     delivered to Buyer the written resignations, effective as of the Closing Date, of such directors and officers of the Companies and the Subsidiaries as the Buyer shall have designated at least ten (10) business days prior to the Closing.

          (l) Schedule Items.  Sellers shall have caused the actions listed on
              --------------
     Schedule 6.2(l) to have occurred on or before the Closing Date.

          (m) Ginsbury FSC, Inc.  At or prior to Closing, the Sellers will
              ------------------
     transfer the operating assets and operating liabilities (as reflected on the Final Balance Sheet) of Ginsbury FSC, Inc. to Ginsbury U.S. at no cost or expense to Buyer, the Companies or the Subsidiaries.

     6.3  CONDITIONS TO OBLIGATIONS OF SELLERS.
          ------------------------------------

          The obligations of Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Principal Sellers:

          (a) Representations and Warranties and Covenants of Buyer.  The
              -----------------------------------------------------
     representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Sellers a certificate of Buyer to such effect, dated the Closing Date and signed by or on behalf of Buyer.

          (b) No Material Adverse Change.  There shall not have been any
              --------------------------
     material adverse change in or affecting Buyer taken as a whole subsequent to the date of this Agreement.

          (c) Employment Agreement.  Buyer shall have executed and delivered to
              --------------------
     Dov Bacharach, an Employment Agreement in the form attached hereto as Exhibit D.

          (d) Escrow Agreement.  Buyer and the Escrow Agent shall have executed
              ----------------
     and delivered an Escrow Agreement in the form attached hereto as Exhibit B.

          (e) Opinion of Buyer's Counsel.  Sellers shall receive at Closing from
              --------------------------
     O'Melveny & Myers, an opinion dated the Closing Date, in form and substance as set forth in Exhibit C-3.


                                  ARTICLE VII
                     TERMINATION OF OBLIGATIONS; SURVIVAL

     7.1  TERMINATION OF AGREEMENT.
          ------------------------

          Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on February 28, 1996, unless extended by mutual consent in writing of Buyer and the Representatives, and otherwise may be terminated at any time before the Closing as follows and in no other manner:

          (a) Mutual Consent.  By mutual consent in writing of Buyer and the
              --------------
     Representatives.

          (b) Conditions to Buyer's Performance Not Met.  By Buyer by written
              -----------------------------------------
     notice to the Principal Sellers if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.2.

          (c) Conditions to Sellers' Performance Not Met.  By the Principal
              ------------------------------------------
     Sellers by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.3.

     7.2  EFFECT OF TERMINATION.
          ---------------------

          In the event that this Agreement shall be terminated pursuant to
Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 9.11 shall survive any such termination. A termination under Section 7.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any such breach or misrepresentation.

     7.3  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
          ------------------------------------------

          The representations and warranties contained in or made pursuant to this Agreement shall expire on the second anniversary of the Closing, except that (i) the representations and warranties contained in Section 2.1 (except the last three sentences), Section 2.2, the first two sentences of Section 2.8 and Sections 2A.1, 2A.2, 2A.3 (except the last sentence), 3.1 and 3.2 shall survive the Closing and shall remain in full force and effect indefinitely, and (ii) the representations and warranties contained in Section 2.4 shall continue through the expiration of the applicable statute of limitations as the same may be extended (or, if a claim has been asserted prior to such expiration, until six months after the date of its final resolution). If a claim or notice is given under Article VIII with respect to any representation or warranty prior to the applicable expiration date, the right of the party claiming indemnification with respect thereto shall not be reduced or affected by virtue of the fact that the claim is not resolved before the applicable expiration date, and for purposes of such claim such representation or warranty shall continue indefinitely until such claim is finally resolved.


                                 ARTICLE VIII
                                INDEMNIFICATION

     8.1  INDEMNIFICATION BY SELLERS.  The Principal Sellers jointly and
          --------------------------
severally agree to indemnify and defend the Buyer, the Companies and each Subsidiary against and hold them harmless from any Loss of Buyer, any Company or any Subsidiary for or on account of or arising from or in connection with (a) any misrepresentation or breach of warranty by the Sellers in this Agreement,
(b) any breach of any covenant or agreement by the Sellers in this Agreement,
(c) any (i) violation of or noncompliance with applicable Environmental Laws or any Permit under any applicable Environmental Laws, (ii) disposal, discharge or release of solid wastes or Hazardous Substances or (iii) exposure to Hazardous Substances, in each case under (i), (ii) or (iii) to the extent relating to the Business and arising from facts, events or circumstances prior to the Closing,
(d) any other liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, arising in connection with the conduct of the Business or the Excluded Businesses prior to the Closing, other than (i) liabilities reflected on the Final Balance Sheet (it being understood that Buyer, the Companies and the Subsidiaries shall be entitled to indemnification with respect to accounts payable or with respect to accrued expenses under clause (d), only to the extent the aggregate amount of actual accounts payable or of actual accrued expenses, as the case may be, exceeds the aggregate amount of accrued accounts payable or of accrued expenses, as the case may be, reflected on the Final Balance Sheet, (ii) liabilities and obligations under Contracts (including, without limitation, employee benefit plans and policies), except in connection with any breach or alleged breach of any such Contract,
(iii) obligations to accept returns of products in the ordinary course of business, provided that the Final Balance Sheet shall reflect any product returns during the period from Closing through delivery of the Final Balance Sheet to Buyer, and (iv) obligations to any employees for severance under applicable Law as a result of their severance by Buyer, any Company or any Subsidiary after the Closing, or (e) the sublease by Ginsbury Germany of its Lease in Munich, Germany; however, the Sellers shall not have any liability under clauses (a), (b) and (d) above, unless the aggregate of all Losses thereunder exceeds an amount on a cumulative basis equal to $400,000 (the "Basket Amount") provided, further, that with respect to any breach of the
                 --------  -------
covenants in Sections 1.7 and 1.8, the limitation of the Basket Amount shall not be applicable. At such time, if any, as the aggregate amount of such Losses exceeds the Basket Amount, the Principal Sellers shall be liable for all of such Losses (including the first $400,000). In no event shall the Sellers be obligated to indemnify for any consequential damages resulting from any misrepresentation or breach of any warranty, covenant or agreement, nor shall they have an aggregate liability under clause (a) of the first sentence of this
Section 8.1 in excess of the Purchase Price. Notwithstanding the foregoing, the Principal Sellers shall be obligated to indemnify for any consequential damages resulting from any misrepresentation or breach of warranty in Sections 2.3(a) and (b), 2.14 and 2.20. Notwithstanding anything to the contrary in the foregoing (including in clause (d) of the first sentence of this Section 8.1), the parties acknowledge and agree that Sellers' obligation to indemnify Buyer, the Companies and the Subsidiaries in respect of Tax Liabilities shall be exclusively governed by Section 8.3.

          The Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the sale of the Stock by Sellers to Buyer shall be pursuant to the indemnification provisions in this

Article VIII. In furtherance of the foregoing, the Buyer waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Sellers relating to the transactions contemplated by this Agreement (but excluding the Employment Agreement and the Escrow Agreement) arising under or based upon any Law or otherwise (other than claims of, and causes of action arising from, fraud). The Principal Sellers acknowledge and agree that the Principal Sellers' obligation to indemnify Buyer, the Companies and the Subsidiaries in respect of Tax Liabilities in Section 8.3 are independent of, and not subject to the limitations of, this Section 8.1.

     8.2  INDEMNIFICATION BY BUYER.  The Buyer agrees to indemnify the
          ------------------------
Sellers against and hold them harmless from any Loss suffered or incurred by them for or on account of or arising from or in connection with (a) any misrepresentation or breach of warranty by the Buyer in this Agreement and (b) any breach of any covenant or agreement by the Buyer in this Agreement; however, the Buyer shall not have any liability under clause (a) above, if the claim for indemnification is made after the applicable expiration date referred to in
Section 7.3. In no event shall the Buyer be obligated to indemnify the Sellers for consequential damages resulting from any misrepresentation or breach of any warranty, covenant or agreement.

     8.3  CERTAIN TAX MATTERS.
          -------------------

          (a) Sellers Indemnity.  The Principal Sellers agree to indemnify,
              -----------------
defend and hold harmless Buyer, the Companies and each Subsidiary against (i) all Tax Liabilities of Sellers or any of their Affiliates, the Companies or any of the Subsidiaries for any Pre-Closing Tax Period, whether or not resulting from a Tax Proceeding, except to the extent otherwise provided in clause (ii) of
Section 8.3(b), (ii) all Tax Liabilities of, or attributable to, the Companies or the Subsidiaries, which Tax Liabilities result from the failure of Sellers to perform, or the breach by Sellers of, any covenant made by the Seller in this Agreement, (iii) all Tax Liabilities for Pre-Closing Tax Periods of, or attributable to, the Companies or the Subsidiaries resulting from the breach by Sellers of the representations and warranties contained in Section 2.4, (iv) any Tax Liabilities for Pre-Closing Tax Periods of any member of a consolidated or combined tax group of which any of the Sellers or any of their Affiliates is, or was at any time, a member, for which any of the Companies or any Subsidiary is jointly or severally liable as a result of its inclusion in such group, (v) any Transfer Tax Liabilities arising out of the transfer of the Stock; provided, however, the Principal Sellers shall be required to make an indemnification payment or payments to Buyer, the Companies, the Subsidiaries or any of its other Affiliates under this Section 8.3(a) solely to the extent that the amount of indemnification sought exceeds the Tax Reserve (reduced by any prior offsets pursuant to this section or Section 5.5). Notwithstanding the foregoing, the Principal Sellers shall not indemnify and hold harmless Buyer, the Companies, the Subsidiaries or its other Affiliates from and against any Tax Liabilities resulting from an actual or deemed election made under Section 338 of the Code, or any comparable provision under foreign, state or local law, with respect to any of the Companies or Subsidiaries in connection with the purchase of Stock on the Closing Date.

          (b) Buyer Indemnity Obligation.  The Principal Sellers shall have no
              --------------------------
indemnification obligation in respect of, and Buyer agrees to indemnify, defend and hold harmless Sellers and their Affiliates against, (i) all Tax Liabilities of, or attributable to, the Companies and the Subsidiaries for any Post-Closing Tax Period, except to the extent otherwise provided in clause (ii) of Section 8.3(a), (ii) all Tax Liabilities of, or attributable to, the Companies and the Subsidiaries, which Tax Liabilities result from the failure by Buyer to perform, or the breach by Buyer of, any covenant made by Buyer in this Agreement, and
(iii) all Tax Liabilities resulting from an actual or deemed election made under
Section 338 of the Code, or any comparable provision under foreign, state or local law, with respect to any of the Companies or Subsidiaries in connection with the purchase of Stock on the Closing Date.

          (c) Limitation.  No party otherwise required to indemnify any other
              ----------
party with respect to Tax Liabilities in accordance with Section 8.3(a) or
Section 8.3(b) above shall have any obligation to indemnify such other party until there has been a Final Determination with respect to any such Tax Liabilities, at which time indemnification shall be promptly made.

          (d) Sole Tax Indemnification.  Sections 8.3(a) and 8.3(b) shall
              ------------------------
provide the exclusive remedy for breach of any representation, warranty or covenant set forth in this Agreement with respect to Tax Liabilities.

          (e) Tax Proceedings.  (i)  If, subsequent to the Closing Date, Buyer,
              ---------------
any of the Companies or Subsidiaries shall receive notice of a Tax Proceeding with respect to one or more of the Companies or Subsidiaries for which the Principal Sellers could have an indemnification obligation under Section 8.3(a), Buyer shall promptly notify Sellers in writing of such Tax Proceeding. The Principal Sellers shall have the responsibility for, and the right to control, at their expense, the conduct and resolution of Tax Proceedings relating to Pre-Closing Tax Periods and to participate in the disposition of the audit of any Tax Return relating to Post-Closing Tax Periods ending after the Closing Date, if such audit or disposition thereof could give rise to a claim for indemnification hereunder. The Principal Sellers shall not be responsible for the indemnification under Section 8.3(a) of any Tax Liabilities resulting from a Tax Proceeding which they were not offered the opportunity to control on a timely basis as provided in this section.

              (ii)  However, if the resolution of a Tax Proceeding described in
Section 8.3(e)(i) would legally bind and increase the Tax Liabilities of any of the Companies or Subsidiaries in a Post-Closing Tax Period and the Principal Sellers have not agreed to indemnify Buyer fully for such increase in Tax Liabilities, the Principal Sellers shall afford Buyer the opportunity to control jointly the conduct and resolution of such Tax Proceeding that would so bind and increase the Tax Liabilities of any of the Companies or Subsidiaries in a Post-Closing Tax Period. If Buyer shall decline in writing to participate in the control of the conduct of such Tax Proceeding, the Principal Sellers shall have the right to control the conduct of such Tax Proceeding, provided that the Principal Sellers shall not resolve such Tax Proceeding without Buyer's written consent, which shall not be unreasonably withheld.

              (iii) If the Principal Sellers shall elect in writing not to control or participate in the control of the conduct of a Tax Proceeding described in Section 8.3(e)(i), Buyer shall have the right to control the conduct of such Tax Proceeding, provided that Buyer shall keep the Principal Sellers informed of all developments on a timely basis and Buyer shall not resolve such Tax Proceeding without the Principal Sellers' written consent, which shall not be unreasonably withheld.

              (iv) In the event of a dispute between the Representatives and Buyer regarding the conduct or resolution of any Tax Proceeding in which they share joint control of the conduct and resolution, such dispute shall be referred to a Tax Arbitrator. Each of the Principal Sellers and Buyer shall present its position to the Tax Arbitrator which shall decide which position shall be adopted. The Tax Arbitrator shall not be entitled to adopt any other position, unless the Principal Sellers and Buyer so agree in writing. The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be paid one-half by the Principal Sellers and one-half by Buyer.

          (f) Refunds for Pre-Closing Tax Periods.
              -----------------------------------

              (i) If Buyer, any of the Companies or Subsidiaries, or any of Buyer's other Affiliates shall receive a refund (whether directly or indirectly through a right of offset or credit) of Taxes paid by any of the Companies or Subsidiaries for a Pre-Closing Tax Period, Buyer shall pay to the Principal Sellers the amount of such refund at the time that any of the foregoing receives it (or receives the benefit of the refund through a right of offset or credit). Buyer shall, upon the Principal Sellers' written request and at the Principal Sellers' sole cost and expense, prepare and prosecute a claim for refund of Taxes for a Pre-Closing Tax Period, subject to review by the Principal Sellers.

     8.4  LOSSES NET OF INSURANCE BENEFIT.  The amount of any Loss for which
          -------------------------------
indemnification is provided under this Article shall be net of any amounts actually recovered by the indemnified party in respect of the Loss under insurance policies. Nothing in this Section shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party (other than to pursue claims against an insurer in a manner consistent with Buyer's customary practices).

     8.5  PROCEDURES RELATING TO INDEMNIFICATION.  A party (the "indemnified
          --------------------------------------
party") seeking indemnification under Section 8.1 or 8.2 in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim") shall notify the indemnifying party in writing of the Third Party Claim within 20 days after receipt by the indemnified party of written notice of the Third Party Claim; however, failure to give such notification shall not affect the indemnification provided under this Article, except to the extent the indemnifying party shall actually have been materially prejudiced by the failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense of the claim and, if it so chooses, to assume the defense of the claim with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expense subsequently incurred by the indemnified party in connection with the defense of the claim, unless the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by its counsel that representation of both such parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them (in which case the indemnifying party shall be required to pay the fees and expenses of separate counsel for the indemnified party). With respect to all Third Party Claims, the indemnified party shall cooperate in all reasonable respects with the indemnifying party in connection with such claims and the defense or compromise of the claims. Such cooperation shall include the retention and (upon the indemnifying party's reasonable request) the provision to the indemnifying party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 8.5. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise or discharge, the Third Party Claim, without the indemnifying party's prior written consent.

     8.6  SURVIVAL.  This Article VIII shall survive the Closing and shall
          --------
remain in effect for a period of two years after the date of Closing, except as to the indemnification under (i) Section 8.1(a) relating to representations and warranties that survive the Closing and remain in full force and effect indefinitely, which indemnification shall also remain in full force and effect indefinitely, (ii) Section 8.1(c), which indemnification shall remain in full force and effect indefinitely, and (iii) Section 8.3, which indemnification shall remain in effect and shall continue through the expiration of any applicable statute of limitations, as the same may be extended (or, if a claim has been asserted prior to such until six months after the date of its final resolution). Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

     8.7  ESCROW.
          ------

          If any matter as to which Buyer has asserted a claim hereunder has been finally determined in accordance with this Agreement and the procedures set forth in the Escrow Agreement, Buyer shall have the right, in addition to any other rights and remedies (whether under this Agreement or otherwise), to be paid first from the funds subject to the Escrow Agreement for the amount of such claim up to the amount of such funds available, with any remaining liability in excess of such available funds to be paid by the Principal Sellers to Buyer within ten (10) days of such final determination by wire transfer of immediately available funds to an account designated by Buyer.


                                  ARTICLE IX
                                    GENERAL

     9.1  AMENDMENTS; WAIVERS.
          -------------------

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     9.2  SCHEDULES; EXHIBITS; INTEGRATION.
          --------------------------------

          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. Any matter disclosed in any Schedule to this Agreement shall be deemed disclosed in each other Schedule to this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, except for the confidentiality agreement dated August 24, 1995, between Buyer and Sylvan Ginsbury Ltd. There are no representations or warranties, express or implied, by the parties, other than as expressly set forth in this Agreement.

     9.3  BEST EFFORTS; FURTHER ASSURANCES.
          --------------------------------

          (a) Standard.  Each party will use its best efforts to cause all
              --------
conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this

Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          (b) Limitation.  As used in this Agreement, the term "best efforts"
              ----------
shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

     9.4  GOVERNING LAW/JURISDICTION.
          --------------------------

          This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal or foreign laws or are governed as a matter of controlling law by the law of the jurisdiction of organization of the respective parties.

     9.5  ASSIGNMENT.
          ----------

          No assignment by any party of his or its rights under this Agreement shall relieve that party of any liability or obligation that party may have to any other party under this Agreement.

     9.6  HEADINGS.
          --------

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     9.7  COUNTERPARTS.
          ------------

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

     9.8  PUBLICITY AND REPORTS.
          ---------------------

          Sellers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party, except to the extent that a particular action is required by applicable law.

     9.9  PARTIES IN INTEREST.
          -------------------

          This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

     9.10 NOTICES.
          -------

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid), receipt requested as follows:

     IF TO BUYER, ADDRESSED TO:

          Wyle Electronics
          15370 Barranca Parkway
          Irvine, CA  92713
          Attention:  General Counsel
          Facsimile:  (714) 753-9908

          WITH A COPY TO:

          O'Melveny & Myers
          610 Newport Center Drive, Suite 1700
          Newport Beach, CA  92660
          Attention:  Gary J. Singer, Esq.
          Facsimile:  (714) 669-6994

          IF TO SELLERS, ADDRESSED TO:

          Gerhard Bacharach
          510 Kensington Road
          Teaneck, NJ  07666

                  and

          Dov Bacharach
          32 Oak Trail Road
          Englewood, NJ  07631

          WITH A COPY TO:

          Proskauer Rose Goetz & Mendelsohn, LLP
          1585 Broadway
          New York,NY  10036-8299
          Attention:  Edward W. Kerson, Esq.
          Facsimile:  (212) 969-2900

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

          9.11 EXPENSES.
               --------

          Sellers and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel. Any such expenses of the Companies shall be paid by Sellers prior to the Closing.

          9.12 REMEDIES; WAIVER.
               ----------------

          All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

          9.13 ATTORNEY'S FEES.
               ---------------

          In the event of any Action by any party arising under or out of, in connection with or in respect of, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action.

          9.14 SPECIFIC PERFORMANCE.
               --------------------

          Sellers and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          9.15 ARBITRATION.
               -----------

          All claims, disputes and other matters as to which the parties disagree arising out of this Agreement or the interpretation or breach of alleged breach thereof, shall be decided by final and binding arbitration in accordance with the Rules of Practice and Procedure of the Judicial Arbitration & Mediation Services/Endispute ("JAMS") then in effect, unless the parties mutually agree otherwise. The arbitration shall be conducted before a retired judge selected by agreement of the parties from the JAMS panel. If the parties cannot agree upon the arbitrator, JAMS will provide a list of three available retired judges and each party may strike one. The remaining judge will serve as arbitrator. The arbitration shall be held in the State of New York at a location selected by the arbitrator. This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable contractual, or other, statute of limitations. It is the parties' objective to expedite the arbitration proceedings by placing the following limitations on discovery: (a) each party may propound only one interrogatory requesting the name, business affiliation and address of each witness to be called at the arbitration hearing; (b) on a date to be determined at the pre-hearing conference, each party may serve one (1) request for the production of documents, the requests shall be limited to thirty (30), including subparts, and the documents are to be exchanged thirty (30) days later; and (c) each party may depose two (2) witnesses. Each deposition must be concluded within four (4) hours and all depositions must be completed within thirty (30) days of the pre-hearing conference. Any party deposing an opponent's expert must pay the expert's fee for attending the deposition. The arbitration proceedings shall remain confidential. Any monetary award of the arbitrators may include interest at the prime rate as published from time to time by The Chase Manhattan Bank, N.A., plus one percent (1%), which interest shall accrue from the date the claim, dispute or other matter in question was rightfully due and payable under this Agreement until the date the award is paid to the prevailing party. There shall be no restriction on the power of the arbitrator to award punitive damages in the appropriate case. The award rendered by the arbitrator shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses connected with the presentation of such party's case. The cost of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved, shall be shared equally, unless the arbitrator otherwise directs.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.


                           BUYER



                           By:__________________________

                           Its:_________________________



                           SELLERS



                           ______________________________
                                 GERHARD BACHARACH


                           CREDIT SHELTER TRUST -
                           GERHARD BACHARACH

                           By:___________________________

                           Its: _________________________


                           CREDIT SHELTER TRUST -
                           HANNAH BACHARACH

                           By:___________________________

                           Its: _________________________



                           _______________________________
                           MITCHELL A. BACHARACH


                           ________________________________
                           SHORANA BACHARACH SCHLUSSEL


                           ________________________________
                           DOV S. BACHARACH

                           SIGNATURE PAGE CONTINUED

                           HANBET LLC, A NEW JERSEY LIMITED
                           LIABILITY COMPANY

                           By: _____________________________

                           Its: ____________________________


                           ______________________________
                           GODFREY PALMER


                           ______________________________
                           JOHN HALTON


                           _______________________________
                           NEVILLE MILWARD


                           _______________________________
                           MICHEL RISSER


                           _______________________________
                           MARK RISSER


                           _______________________________
                           LOIC LEVERDIER